Exhibit 2.1

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

by and between

Yahoo! Inc.

and

Alibaba.com Corporation

Dated as of  August 10, 2005

Table of Contents

1.	Transfer of China Business; Issuance of Shares

	1.1	Transfer of China Business; Sale and Purchase of Shares
	1.2	Closing
	1.3	Allocation of Purchase Price

2.	Representations and Warranties of Yahoo!

	2.1	Authorization, etc
	2.2	Title to Shares, Capitalization, etc
	2.3	No Conflicts, etc
	2.4	Corporate Status
	2.5	Investments
	2.6	Financial Statements
	2.7	Undisclosed Liabilities, etc
	2.8	Absence of Changes
	2.9	Tax Matters
	2.10	Assets and Sufficiency
	2.11	Real Property
	2.12	Contracts
	2.13	Intellectual Property
	2.14	Insurance
	2.15	Litigation
	2.16	Compliance with Laws and Instruments; Consents
	2.17	Environmental Matters
	2.18	Affiliate Transactions
	2.19	Employees, Labor Matters, etc
	2.20	Employee Benefit Plans and Related Matters
	2.21	Accounts Receivable
	2.22	Resellers
	2.23	Bank Accounts
	2.24	Brokers, Finders, etc
	2.25	Acquisition for Investment
	2.26	Corrupt Practices
	2.27	Insolvency
	2.28	Disclosure

3.	Representations and Warranties of Alibaba

	3.1	Authorization, etc
	3.2	Capitalization, etc
	3.3	No Conflicts, etc
	3.4	Corporate Status
	3.5	Valid Issuance to Primary Shares
	3.6	Financial Statements
	3.7	Undisclosed Liabilities, etc
	3.8	Absence of Changes

i

	3.9	Tax Matters
	3.10	Assets
	3.11	Real Property
	3.12	Contracts
	3.13	Intellectual Property
	3.14	Insurance
	3.15	Litigation
	3.16	Compliance with Laws and Instruments; Consents
	3.17	Environmental Matters
	3.18	Affiliate Transactions
	3.19	Employees, Labor Matters, etc
	3.20	Employee Benefit Plans and Related Matters
	3.21	Accounts Receivable
	3.22	Bank Accounts
	3.23	Brokers, Finders, etc
	3.24	Corrupt Practices
	3.25	Insolvency
	3.26	Disclosure

4.	Covenants of Yahoo!

	4.1	Conduct of Business
	4.2	No Solicitation
	4.3	Access and Information
	4.4	Subsequent Financial Statements and Reports
	4.5	Further Actions
	4.6	Further Assurances
	4.7	Taxes

5.	Covenants of Alibaba

	5.1	Conduct of Business
	5.2	No Solicitation
	5.3	Access and Information
	5.4	Subsequent Financial Statements and Reports
	5.5	Further Actions
	5.6	Further Assurances
	5.7	China Group Employees
	5.8	China Business Audit

6.	Covenants of Alibaba and Yahoo!

	6.1	Confidentiality
	6.2	Publicity
	6.3	COAL Shares
	6.4	Tax Treatment
	6.5	Funding of China Business

7.	Conditions Precedent

	7.1	Conditions to Obligations of Each Party
	7.2	Conditions to Obligations of Alibaba
	7.3	Conditions to Obligations of Yahoo!

8.	Termination

	8.1	Termination
	8.2	Effect of Termination

9.	Indemnification

	9.1	Indemnification by Yahoo! and Alibaba
	9.2	Limitation
	9.3	Payment Adjustments, etc
	9.4	Indemnification Procedures
	9.5	Survival of Representations and Warranties, etc

10.	Definitions

	10.1	Terms Generally
	10.2	Certain Terms

11.	Miscellaneous

	11.1	Expenses
	11.2	Notices
	11.3	Governing Law and Dispute Resolution
	11.4	Binding Effect
	11.5	Assignment
	11.6	No Third Party Beneficiaries
	11.7	Amendment; Waivers, etc
	11.8	Entire Agreement
	11.9	Severability
	11.10	Headings
	11.11	Counterparts

SCHEDULE A – OTHER ASSETS
EXHIBIT A – MEMORANDUM AND ARTICLES
EXHIBIT B – SHAREHOLDERS AGREEMENT
EXHIBIT C – SECONDARY SHARE PURCHASE AGREEMENT
EXHIBIT D – TAO BAO SHARE PURCHASE AGREEMENT
EXHIBIT E – TAO BAO SHARE EXCHANGE AGREEMENT
EXHIBIT F – TECHNOLOGY AND INTELLECTUAL PROPERTY LICENSE AGREEMENT
EXHIBIT G – NON-COMPETITION AGREEMENT

EXHIBIT H – VOTING AGREEMENT
EXHIBIT I – OPINIONS OF COUNSELS OF YAHOO!
EXHIBIT J – OPINIONS OF COUNSELS OF ALIBABA
EXHIBIT K – REGISTRATION RIGHTS AGREEMENT
EXHIBIT L – YAHOO! INVESTMENT AGREEMENT
EXHIBIT M – TAX OPINION REPRESENTATION LETTER

STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This STOCK PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of August 10, 2005, is made and entered into by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”) and Alibaba.com Corporation, a Cayman Islands company (“Alibaba”).

W I T N E S S E T H:

WHEREAS, Yahoo! wishes to transfer or cause to be transferred (a) the Tao Bao Shares (as defined below) and (b) the China Business to Alibaba through a transfer to (A) Alibaba of (i) all issued and outstanding shares (the “3721 Shares”) of Yahoo!’s indirect, wholly-owned subsidiary, 3721 Network Software Co., Ltd., a Hong Kong company (“3721 HK”), (ii) all issued and outstanding equity interests (the “WFOE Interests”) in Beijing Yahoo! Consulting and Services Co., Ltd., a wholly-foreign-owned enterprise established under the Laws of China (the “WFOE”) by Yahoo! Holdings (Hong Kong) Ltd., a Hong Kong company (“Yahoo! HK”) and an indirect, wholly-owned subsidiary of Yahoo!, and (iii) certain other assets and properties used or held for use in connection with the China Business  set forth in Schedule A hereto that are not otherwise transferred to Alibaba under subclauses (i) or (ii) of this recital (the “Other Assets”), and (B) the Alibaba Designees, all of the issued and outstanding equity interests (the “China ICP Shares”) of the China ICP Companies, and Alibaba and the Alibaba Designees wish to accept the transfer of the foregoing from Yahoo!, on the terms and conditions and for the consideration described in this Agreement;

WHEREAS, Yahoo! wishes to subscribe for certain newly issued Ordinary Shares (as defined below) and Alibaba wishes to allot and issue to Yahoo! such Ordinary Shares, on the terms and conditions and for the consideration described in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Yahoo! and certain shareholders of Alibaba and Tao Bao have entered into the Voting Agreements, pursuant to which, among other things, each of such shareholders has agreed to vote its shares in favor of the adoption and approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; and

WHEREAS, it is a condition precedent to the consummation of the  transactions contemplated by this Agreement that the Ancillary Agreements shall have been entered into and delivered by the relevant parties thereto and the transactions contemplated thereby shall have been consummated on or prior to the Closing Date;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.                                       Transfer of China Business; Issuance of Shares.

1.1  Transfer of China Business; Sale and Purchase of Shares.  Subject to the terms and conditions hereof, Yahoo! will (i) cause to be transferred the Tao Bao Shares, the 3721 Shares, the WFOE Interests and the Other Assets to Alibaba, (ii) cause to be transferred to the Alibaba Designees the China ICP Shares and (iii) pay US$250 million (the “Cash Consideration”) to Alibaba, in consideration of the allotment and issuance of 201,617,750 Ordinary Shares (the “Primary Shares”) to Yahoo!, in the manner and at such time set forth in Section 1.2.

1.2  Closing.  The closing (the “Closing”) of the transfer of the Tao Bao Shares, the 3721 Shares, the WFOE Interests, the Other Assets and the China ICP Shares, and the payment of the Cash Consideration in exchange for the issuance of the Primary Shares, shall be simultaneous and shall take place at the offices of Debevoise & Plimpton LLP, 13/F Entertainment Building, 30 Queen’s Road, Central, Hong Kong on a date (the “Closing Date”) as soon as practicable following the satisfaction or waiver of the conditions precedent to the Closing set forth in Section 7 of this Agreement (other than those conditions that, by their terms, cannot be satisfied until the Closing) but in no event before October 5, 2005, or at such other location as Yahoo! and Alibaba may mutually agree.  At the Closing:

(a)  Yahoo! will (i) deliver to Alibaba, free and clear of any Lien, one or more certificates representing the Tao Bao Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, (ii) deliver to Alibaba, free and clear of any Lien, one or more certificates representing the 3721 Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, (iii) deliver to Alibaba, documentary evidence of the transfer of the WFOE Interests to Alibaba, free and clear of any Lien, in form and substance reasonably satisfactory to Alibaba, (iv) deliver to Alibaba the Other Assets, free and clear of any Lien, except for Permitted Liens, (v) deliver to the Alibaba Designees, free and clear of any Lien, the China ICP Shares, (vi) deliver to Alibaba a copy of the register of members of 3721 HK dated the Closing Date and duly certified by a duly authorized officer of 3721 HK, and (vii) pay the Cash Consideration to Alibaba, by wire transfer of immediately available funds to the account of Alibaba designated in writing to Yahoo! at least five Business Days prior to the Closing Date;

(b)  Alibaba will deliver to Yahoo!, or a direct or indirectly wholly-owned Subsidiary of Yahoo! designated by Yahoo!, free and clear of any Lien, one or more certificates representing the Primary Shares, duly executed and registered in the name of Yahoo!; and

(c)  the consideration, if any, required to be delivered pursuant to the terms and conditions of any of the Ancillary Agreements shall be delivered.

1.3  Allocation of Purchase Price.

(a)  Allocation Schedule.  Prior to the Closing Date, Yahoo! will prepare a schedule setting forth the allocation of the Primary Shares to each of the Tao Bao Shares, the 3721 Shares, the WFOE Interests, the China ICP Shares, the Other Assets and the Cash Consideration transferred by Yahoo! to Alibaba pursuant to this Agreement.  Yahoo! and Alibaba will consult with each other during the process of preparing such schedule.  The Yahoo! Group and the Alibaba Group agree to follow and report the transaction consistent with such allocation for all purposes.

(b)  Transfer Documentation.  Amounts allocated in accordance with the schedule referred to in Section 1.3(a) may be referenced in the specific transfer documentation with respect to such assets.

2.                                       Representations and Warranties of Yahoo!.

Except as set forth in the disclosure schedule delivered by Yahoo! to Alibaba on or prior to the execution of this Agreement (the “Yahoo! Disclosure Schedule”), Yahoo! represents and warrants to Alibaba as follows:

2.1  Authorization, etc.  Yahoo! has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Yahoo! or any of its Affiliates shall be a party, the performance of such party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of such party.  Yahoo! has duly executed and delivered this Agreement and on the Closing Date, Yahoo! and its relevant Affiliates will have duly executed and delivered the Ancillary Agreements to which it shall be a party.  This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Yahoo! and any such Affiliate enforceable against Yahoo! or such Affiliate in accordance with its respective terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

2.2  Title to Shares, Capitalization, etc.

(a)  Title.  Yahoo! owns, directly or indirectly, the 3721 Shares, the WFOE Interests and the Other Assets, free and clear of any Lien, except, with respect to the Other Assets, Permitted Liens.  Subject to receipt of all necessary Governmental Approvals and other Consents, upon the delivery of the certificate(s) representing the Primary Shares to Yahoo! at the Closing as provided for in this Agreement, Alibaba will acquire good and valid title to the Tao Bao Shares (to the fullest extent that such title was acquired by Yahoo! from Softbank pursuant to the Tao Bao Share Purchase Agreement, free and clear of any Lien created by Yahoo! or its Affiliates), the 3721 Shares, the WFOE Interests and Other Assets, free and clear of any Lien, except (i) Liens in favor of the China Group, Alibaba or any of its Subsidiaries, and (ii) with respect to the Other Assets, Permitted Liens.  The Yahoo! Designees own, directly, the China ICP Shares free and clear of any Lien.  Subject to receipt of all Governmental Approvals and other Consents, at the Closing, the Alibaba Designees will acquire good and valid title to the China ICP Shares, free and clear of any Lien.

(b)  Authorized Share Capital of the 3721 HK and the WFOE.  The authorized share capital of 3721 HK consists of 10,000,000 ordinary shares, par value HK$0.1 per share, of which only the 3721 Shares are issued and outstanding.  The 3721 Shares have been duly authorized and are validly issued, fully paid and nonassessable.  The registered capital of the WFOE is US$1,470,000, all of which has been fully contributed by Yahoo! HK.  All such registered capital contribution has been duly verified by a duly licensed accounting firm in China, which has issued a capital verification report in respect thereof, and has been reflected in the certificate of approval of the WFOE.  The WFOE Interests have been duly authorized and are validly issued, fully paid and nonassessable.

(c)  Authorized Share Capital of the China Group.  Section 2.2(c) of the Yahoo! Disclosure Schedule contains a complete and correct description of the share capital that is authorized, or issued and outstanding, of each member of the China Group (other than 3721 HK and the WFOE).  All of such outstanding share capital are duly authorized, validly issued, fully paid and nonassessable, and are owned beneficially and of record by the member of the China Group or other Person set forth on Section 2.2(c) of the Yahoo! Disclosure Schedule, free and clear of any Lien.

(d)  No Equity Rights.  Except as set forth in Section 2.2(d) of the Yahoo! Disclosure Schedule, there are no preemptive or similar rights granted by any member of the China Group or, to the knowledge of any member of the China Group, by any other Person, with respect to any equity securities of any member of the China Group.  Except for this Agreement, no subscriptions, options, calls, warrants, convertible or exchangeable securities, conversion rights, repurchase rights, redemption rights, stock appreciation rights, phantom stock or other rights, plans, agreements, commitments, arrangements or understandings of any kind obligating any member of Yahoo! Group, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of share capital of any class of any member of the China Group, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given.  Except as set forth in Section 2.2(d) of the Yahoo! Disclosure Schedule, there are no outstanding contractual or other rights or obligations to or of any member of the Yahoo! Group to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any member of the China Group.

2.3  No Conflicts, etc.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Yahoo! and each other member of the

Yahoo! Group that is a party thereto, and the consummation of the transactions contemplated hereby and thereby by Yahoo! or such member of the Yahoo! Group do not and will not conflict with, contravene, result in a violation or breach of, or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon the 3721 Shares, WFOE Interests, the Assets (except for Permitted Liens), the China ICP Shares or any of the properties, assets or rights of any member of the China Group (except for Permitted Liens) under, (a) any Law applicable to any member of Yahoo! Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of such member of Yahoo! Group or (c) any Contract, or any other agreement or instrument to which any member of Yahoo! Group is a party or by which any of their respective properties or assets may be bound, except, in the case of clauses (a) and (c) of this Section 2.3, for such conflict, contravention, violation, breach, default, right or claim of termination, amendment, modification, acceleration, cancellation, creation of a Lien or other occurrence which would not reasonably be expected to have a Material Adverse Effect.

2.4  Corporate Status.

(a)  Organization.  Except as set forth in Section 2.4(c) of the Yahoo! Disclosure Schedule, each of Yahoo! and each member of the China Group is a corporation duly organized, validly existing, and if applicable under the Laws of its respective jurisdiction, in good standing under the Laws of its respective jurisdiction of incorporation, which jurisdiction is set forth on Section 2.4(a) of the Yahoo! Disclosure Schedule, and has full corporate power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

(b)  Qualification.  Each member of the China Group is duly qualified or licensed to do business and is in good standing as a foreign person in each of the jurisdictions set forth in Section 2.4(b) of the Yahoo! Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed to do business or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)  Organizational Documents.  Yahoo! has made available in the Yahoo! Online Dataroom to Alibaba complete and correct copies of the Organizational Documents of each member of the China Group, as amended, modified or waived through and in effect on the date hereof.  Each of the Organizational Documents of each member of the China Group, as so made available to Alibaba, is in full force and effect.  No member of the China Group is in material violation or breach of any of the provisions of its Organizational Documents.  The minute books of each member of the China Group that are in the possession or control of the Yahoo! Group have heretofore been made available to Alibaba.  Such minute books contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of such boards of directors of the China Group.

2.5  Investments.  No member of the China Group owns any share capital or other securities of, or interest in, any other Person, except as set forth in Section 2.2(c) of the Yahoo! Disclosure Schedule.

2.6  Financial Statements.

(a)  Section 2.6(a) of the Yahoo! Disclosure Schedule sets forth complete and correct copies of the China Group Financial Statements.

(b)  The China Group Financial Statements (i) present fairly in all material respects the financial condition and results of operations of the consolidated China Group (excluding COAL) as of the date thereof or for the period covered thereby and (ii) have been prepared in accordance with GAAP throughout the periods presented in the China Group Financial Statements (except as indicated in the notes thereof).

2.7  Undisclosed Liabilities, etc.  No member of the China Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as are not required by GAAP to be disclosed or reserved against in the China Group Balance Sheet and (b) for liabilities and obligations that (i) are incurred after the date of the China Group Balance Sheet in the Ordinary Course of Business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  Since December 31, 2004, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

2.8  Absence of Changes.  Since June 30, 2005 through the date hereof, except as set forth in Section 2.8 of the Yahoo! Disclosure Schedule, no member of the China Group has:

(a)  declared, set aside, made or paid any dividend or other distribution in respect of its share capital or otherwise purchased or redeemed, directly or indirectly, any shares of its share capital;

(b)  issued or sold any shares of any class of its share capital, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, calls, warrants, conversion rights, repurchase rights, redemption rights or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(c)  incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to any member of Yahoo! Group), or incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of US$500,000 in each case or US$1,000,000 in the aggregate at one time outstanding, except for borrowings, prepayments and guarantees in the Ordinary Course of Business;

(d)  mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties or assets, tangible or intangible, except for Permitted Liens;

(e)  forgiven, cancelled, compromised, waived or released any material debts, claims or rights, except for debts, claims and rights against Persons other than any member of Yahoo! Group, which are forgiven, cancelled, compromised, waived or released in the Ordinary Course of Business;

(f)  modified any existing Material Contract, or entered into any agreement, commitment or other transaction, other than agreements entered into in the Ordinary Course of Business and involving an expenditure of less than US$500,000 in each case and US$1,000,000 in the aggregate;

(g)  paid any bonus to any officer, director, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except for bonus payments and raises in the Ordinary Course of Business;

(h)  except in the Ordinary Course of Business, entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(i)  suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

(j)  amended or modified any of its Organizational Documents;

(k)  changed in any respect its accounting policies or principles, except as required by GAAP or applicable Tax Law;

(l)  except in accordance with Section 4.5(f), transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, China Intellectual Property or entered into or modified any licensing or similar agreements or arrangements, in each case, other than in the Ordinary Course of Business;

(m)  sold any assets with a value in excess of US$500,000 in each case or US$1,000,000 in the aggregate, other than inventory in the Ordinary Course of Business;

(n)  taken any action or omitted to take any action that would result or has resulted in the occurrence of any of the foregoing.

2.9  Tax Matters.

(a)  Except as set forth on Section 2.9(a) of the Yahoo! Disclosure Schedule, (i) all Tax Returns relating to each member of the China Group or the business or assets thereof that were required to be filed on or before the date hereof or the Closing Date, as the case may be, have been (or by the Closing Date will be) duly and timely filed and are (or will be) correct and complete in all material respects, (ii) all Taxes shown as owing on such Tax Returns have been (or by the Closing Date will have been) paid and (iii) no member of the China Group is, on the date of this Agreement, the beneficiary of any extension of time within which to file any Tax Return.

(b)  Except as set forth on Section 2.9(b) of the Yahoo! Disclosure Schedule, (i) all material Taxes that are payable by any member of the China Group or chargeable as a Lien upon its assets as of the date hereof or the Closing Date, as the case may be, have been (or by the Closing Date will be) duly and timely paid or reflected on the China Group Financial Statements, (ii) each member of the China Group has duly and timely withheld all material Taxes required to be withheld in connection with the business, employees or assets of such member, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose and (iii) the China Group Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the China Group for all taxable periods or portions thereof through the date of the China Group Financial Statements.

(c)  Except as set forth on Section 2.9(c) of the Yahoo! Disclosure Schedule, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any material liability for Taxes of any member of the China Group asserted, raised or threatened in writing by any taxing authority.

(d)  Section 2.9(d) of the Disclosure Schedule lists all Income Tax Returns that have been filed with respect to any member of the China Group for taxable periods ended on or after December 31, 2003 and that have not yet been audited or are currently the subject of audit.

(e)  Except as set forth on Section 2.9(e) of the Yahoo! Disclosure Schedule, no member of the China Group has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

(f)  Except as set forth on Section 2.9(f) of the Yahoo! Disclosure Schedule, (i) there are no outstanding adjustments for Income Tax purposes applicable to any member of the China Group required as a result of changes in methods of accounting effected on or before the Closing Date and (ii) no material elections for Income Tax purposes have been made by any member of the China Group that are currently in force or by which any member of the China Group is bound.

(g)  Except as set forth in Section 2.9(g) of the Yahoo! Disclosure Schedule, no member of the China Group (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

2.10  Assets and Sufficiency.

(a)  Assets.  The members of the China Group collectively own, or otherwise have full, sufficient and legally enforceable rights to use, all of the material properties, assets and rights (real, personal or mixed, tangible or intangible), used or held for use in connection with the China Business including without limitation, the Other Assets and the Real Property, excluding any assets covered by the Technology and Intellectual Property License Agreement (the “Assets”).  Yahoo! owns or has full, sufficient and legally enforceable rights to use all of the material properties, assets and rights (real, personal or mixed, tangible or intangible) covered by the Technology and Intellectual Property License Agreement.

(b)  Sufficiency of Assets.  The Assets, together with the rights, services and arrangements as contemplated by the Technology and Intellectual Property License Agreement, comprise all properties, assets, rights and services required by Alibaba to conduct the China Business as now being conducted by the China Group.

(c)  Patents Representations.  Notwithstanding anything to the contrary in this Section 2.10, Yahoo! makes no representations in this Section 2.10 (i) with respect to patents owned by any third parties or any patents outside China and (ii) with respect to infringement or non-infringement of any Intellectual Property of any third party.  For the avoidance of doubt, the foregoing sentence shall not restrict the independent representation given in Section 2.13(d).

2.11  Real Property.

(a)  Owned Real Property.  Section 2.11(a) of the Yahoo! Disclosure Schedule contains a complete and correct list of all Owned Real Property of each member of the China Group setting forth the address and owner of each parcel of Owned Real Property.  Each member of the China Group has good and marketable fee simple title to its Owned Real Property, free and clear of any Lien other than Permitted Liens and other than as set forth in Section 2.11(a) of the Yahoo! Disclosure Schedule.

(b)  Leases.  Section 2.11(b) of the Yahoo! Disclosure Schedule contains a complete and correct list of all Leases of each member of the China Group setting forth the address, landlord, tenant and expiration date for each Lease.  Yahoo! has made available to Alibaba correct and complete copies of the Leases.  Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  No member of the China Group is, and, to the knowledge of any member of the China Group, no other party is, in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease, except to the extent such default, violation or breach would not reasonably be expected to have a Material Adverse Effect.  Each Lease grants the tenant under the Lease the right to use and occupy the premises and rights demised and intended to be demised thereunder.  Each member of the China Group has title to the leasehold interests under its respective Leases, free and clear of any Lien, except Permitted Liens.  Each member of the China Group enjoys peaceful and undisturbed possession in all material respects under its respective Leases for the Leased Real Property.

(c)  No Proceedings.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of any member of the China Group, threatened affecting any portion of the Real Property and (ii) there exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

(d)  Current Use.  The use and operation of the Real Property in the conduct of the China Business does not violate in any material respect any instrument of record or agreement affecting the Real Property.  There is no material violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects the Real Property or the ownership, operation, use or occupancy thereof.  No material damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

2.12  Contracts.

(a)  Disclosure.  Except as set forth in Section 2.12(a) of the Yahoo! Disclosure Schedule, as of the date hereof no member of the China Group is a party to or bound by any Material Contract.  Yahoo! has made available to Alibaba complete and correct copies of all written Material Contracts, and accurate descriptions of all material terms of all oral Material Contracts, set forth or required to be set forth in Section 2.12(a) of the Yahoo! Disclosure Schedule.

(b)  Enforceability.  All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  As of the date hereof, no member of the China Group is in material violation, breach or default under, nor is there any event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or material default thereunder, on the part of any member of the China Group or, to the knowledge of any member of the China Group, any other Person.  Except as set forth in Section 2.12(b) of the Yahoo! Disclosure Schedule, no Material Contract contains any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

2.13  Intellectual Property.

(a)  Disclosure.  Section 2.13(a) of the Yahoo! Disclosure Schedule sets forth a complete and correct list of all Intellectual Property registrations or applications, filed before any governmental Intellectual Property office, that are material to the China Business and is owned by any member of the China Group.

(b)  Title.  Each member of the China Group owns the China Intellectual Property free and clear of any Lien, other than Permitted Liens and licenses.  Except as expressly provided elsewhere in this Agreement or in the Ancillary Agreements, immediately after the Closing, the China Group or Alibaba shall own all the China Intellectual Property, in each case free from all Liens, other than Permitted Liens and licenses, and on the same terms and conditions as in effect prior to the Closing.

(c)  Licensing and Similar Arrangements.  Section 2.13(c) of the Yahoo! Disclosure Schedule sets forth all material written agreements and arrangements (other than licenses for commercially available software having fees, whether up-front or annual, in the aggregate, of less than US$50,000) (i) pursuant to which any member of the China Group has licensed China Intellectual Property to, or the use of such China Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person (including any member of Yahoo! Group), and (ii) pursuant to which any member of the China Group currently has Intellectual Property licensed to it, or is otherwise permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise); provided that web content agreements providing for aggregate payments of less than $50,000 over the term of such agreement need not appear on Section 2.13(c) of the Yahoo! Disclosure Schedule.  All of the agreements and arrangements set forth or required to be set forth in Section 2.13(c) of the Yahoo! Disclosure Schedule: (x) are in full force and effect and enforceable in accordance with their terms, except to the extent any failure to be enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect,  (y) no default exists or is threatened thereunder by any member of the China Group, or to the knowledge of any member of China Group, by any other Person, except for such defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, or to materially impair the ability of any member of China Group to perform its respective obligations hereunder and under the Ancillary Agreements, and (z) do not contain any change in control or other terms or conditions that will operate to terminate, or otherwise adversely affect any right currently available to members of the China Group holding such rights as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  Yahoo! has made available to Alibaba complete and correct copies of all licenses and arrangements (including amendments, supplements, waivers and other modifications) set forth or required to be set forth in Section 2.13(c) of the Yahoo! Disclosure Schedule.

(d)  No Infringement.  Except as set forth in Section 2.13(d) of the Yahoo! Disclosure Schedule and except as would not have a Material Adverse Effect, the conduct of the China Business as presently conducted does not infringe or misappropriate any rights of any Person in respect of any Intellectual Property.  Except as set forth in Section 2.13(d) of the Yahoo! Disclosure Schedule, none of the China Intellectual Property is being infringed or misappropriated by any Person, except as would not reasonably be expected to have or result in a Material Adverse Effect.

(e)  No Intellectual Property Litigation.  Except as set forth in Section 2.13(e) of the Yahoo! Disclosure Schedule, no written claim or demand by any Person has been made or, to the knowledge of any member of China Group, threatened, nor is there any Litigation that is pending or, to the knowledge of any member of China Group, threatened against any member of the China Group, that (i) challenges the rights of any member of the China Group in respect of any China Intellectual Property, (ii) asserts that any member of the China Group is infringing or misappropriating, or (except pursuant to the license agreements required to be set forth in Section 2.13(c)(ii) of the Yahoo! Disclosure Schedule) is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Section 2.13(c) of the Yahoo! Disclosure Schedule, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.  None of the China Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority.

(f)  Due Registration, Etc.  The China Intellectual Property has been duly registered with, filed in or issued by, as the case may be, China’s State Patent Bureau, State Trademark Bureau, State Copyright Bureau or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect, in each case, to the extent material to the China Business and in accordance with the exercise of reasonable business judgment.  The China Group takes reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees to execute written agreements covering the protection of trade secrets and intellectual property and non-competition, substantially in the form made available to Alibaba.

2.14  Insurance.  Section 2.14 of the Yahoo! Disclosure Schedule contains a complete and correct list of all insurance policies currently maintained by any member of the China Group.  Yahoo! has made available to Alibaba complete and correct copies of all such policies together with all riders and amendments thereto.  Such scheduled policies and all other policies maintained during the past three years are in full force and effect with respect to the time periods covered thereunder, and all premiums due thereon have been paid.  Each member of the China Group has complied in all material respects with the terms and provisions of such scheduled policies and such other policies.

2.15  Litigation.  Except as set forth on Section 2.15 of the Yahoo! Disclosure Schedule, as of the date hereof, there is no Litigation pending or, to the knowledge of any member of the China Group, threatened by, against or affecting any member of China Group or any of its properties or assets, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.  There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the China Group that would reasonably be expected to have or result in a Material Adverse Effect.

2.16  Compliance with Laws and Instruments; Consents.

(a)  Compliance.  Except as set forth in Section 2.16(a) of the Yahoo! Disclosure Schedule, since January 1, 2004, each member of China Group is not, and has not been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business, (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets is bound or affected, and no member of China Group has received any notice or has knowledge of any claim alleging any such conflict, violation, breach or default, except, in the case of clauses (x) and (z) of this Section 2.16, for any such conflict, contravention, violation, breach, default or other occurrence which would not reasonably be expected  to have a Material Adverse Effect.  This Section 2.16 is not intended to address any matter related to the topics described in Section 2.9 (Tax

Matters), 2.11 (Real Property), 2.17 (Environmental Matters), 2.19 (Employees, Labor Matters), 2.20 (Employee Benefit Plans and Related Matters), or 2.26 (Corrupt Practices).

(b)  Consents.

(i)  Except as specified in Section 2.16(b)(i) of the Yahoo! Disclosure Schedule, no Governmental Approval or other Consent is required to be obtained or made by any member of Yahoo! Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such approval or consent would not be reasonably expected to have a Material Adverse Effect.

(ii)  Section 2.16(b)(ii) of the Yahoo! Disclosure Schedule contains a complete and correct list of all material Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the China Business.  All such Governmental Approvals and other Consents have been duly obtained and are held by a member of the China Group and are in full force and effect.  Each member of the China Group is, and at all times has been, in compliance with all Governmental Approvals and other Consents held by such member, except for such failures to comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  There is no Litigation pending or, to the knowledge of any member of the China Group, threatened that would result in the revocation, cancellation, suspension or modification or nonrenewal of any material Governmental Approval or Consent; no member of China Group has been notified that any material Governmental Approval or Consent will be modified, suspended or cancelled or cannot be renewed in the Ordinary Course of Business; and there is, to the knowledge of any member of the China Group, no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal, in each case except where such revocation, cancellation, suspension, modification or nonrenewal would not be reasonably expected to have or result in a Material Adverse Effect.

(c)  Governmental Filings.  Each registration, report, statement, notice or other filing required to be filed by any member of the China Group or Yahoo! with any Governmental Authority under any applicable Law affecting the China Business has been filed, and when filed complied and continues to comply with applicable Law, except to the extent that any failure to so file or comply would not be reasonably expected to have or result in a Material Adverse Effect.

2.17  Environmental Matters.  Each member of the China Group has materially complied and is in material compliance with all applicable material Environmental Laws pertaining to any of the properties and assets of such member (including the Real Property) and the use and ownership thereof, and to the operation of the China Business.  To the knowledge of any member of the China Group, no violation by any member of the China Group is being alleged of any applicable

Environmental Law relating to any of the properties and assets of the China Group or the use or ownership thereof, or to the operation of the China Business.  Except as would not be reasonably expected to have a Material Adverse Effect, no member of the China Group used, generated, treated, stored, recycled or disposed of any hazardous substances on any property now owned, operated or leased by any member of the China Group.

2.18  Affiliate Transactions.

(a)  Section 2.18(a) of the Yahoo! Disclosure Schedule contains a complete and correct list of all agreements, contracts, arrangements, understandings, Indebtedness, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the Ordinary Course of Business, to or by which any member of the China Group, on the one hand, and Yahoo! or any of its Affiliates (other than any member of the China Group), on the other hand, are or have been a party or otherwise bound or affected, and that involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to or from any member of the China Group.  Each agreement, contract, arrangement, understanding, Indebtedness, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Section 2.18(a) of the Yahoo! Disclosure Schedule was on terms and conditions as favorable to the relevant member of the China Group as would have been reasonably obtained by it at the time in a comparable arm’s-length transaction with a Person other than Yahoo! or any of its Affiliates.  True and complete copies of each such agreement have been made available to Alibaba.

(b)  No stockholder, officer, director or employee of any member of the China Group, or any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the China Business, or (y) any Person, that is a supplier, customer or competitor of any member of the China Group, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any member of the China Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the China Group.

2.19  Employees, Labor Matters, etc.  No member of the China Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of any member of the China Group, attempting to represent any employees employed by any member of the China Group.  Since January 1, 2004, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar concerted labor activity with respect to any employees of any member of the China Group.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of any member of the China Group.  The China Group has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

2.20  Employee Benefit Plans and Related Matters.  Neither any member of the China Group nor any of its Subsidiaries has any Benefit Plans subject to the Law of the United States.  With respect to each Benefit Plan:

(a)  all employer and employee contributions to each Benefit Plan required by applicable Law or by the terms of such Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP;

(b)  the fair market value of the assets of each funded Benefit Plan, the liability of each insurer for any Benefit Plan funded through insurance or the book reserve established for any Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan and none of the transactions contemplated by this Agreement and the Ancillary Agreements shall cause such assets or insurance obligations to be less than such benefit obligations; and

(c)  Each of the Benefit Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in a material liability or obligation on the part of any member of the China Group or Yahoo! or any of its Affiliates, or to have or result in a Material Adverse Effect.  There are no material pending or, to the knowledge of any member of the China Group, threatened claims by or on behalf of any of the Benefit Plans, by any employee of any member of the China Group or otherwise involving any such Benefit Plan or the assets of any such Benefit Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the China Group).

2.21  Accounts Receivable.  Yahoo! has delivered or caused to be delivered to Alibaba a complete and accurate aging of all accounts receivable of the consolidated China Group (excluding COAL) as of December 31, 2004 and June 30, 2005.  All accounts receivable reflected on the China Group Balance Sheet have been generated in the Ordinary Course of Business and reflect a bona fide obligation for the payment of goods or services provided by the China Group.

2.22  Resellers.  Section 2.22 of the Yahoo! Disclosure Schedule sets forth for the twelve-month period ended December 31, 2004 and the six-month period ended June 30, 2005 (a) the names of the 10 largest resellers of the China Group based on cash receipts net of discounts and rebates generated by such resellers during each such period and (b) the amount of such cash receipts during each such period.

2.23  Bank Accounts.  Section 2.23 of the Yahoo! Disclosure Schedule sets forth a complete and correct list containing the names set forth of each bank in which any member of the China Group has an account or safe deposit or lock box, and the account or box number, as the case may be.

2.24  Brokers, Finders, etc.  All negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of any member of Yahoo! Group in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any member of the Yahoo! Group or Alibaba for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any member of the Yahoo! Group upon consummation of the transactions contemplated hereby or thereby, other than the fee payable to Banc of America Securities LLC, which will be paid solely by Yahoo!.

2.25  Acquisition for Investment.  Yahoo! is purchasing the Primary Shares solely for investment, with no present intention to resell the Primary Shares.  Yahoo! hereby acknowledges that the Primary Shares have not been registered pursuant to the Securities Act of 1933, as amended, or the securities Laws of any other jurisdiction, and may not be transferred in the absence of such registration or an exemption therefrom under such act or such Laws, as the case may be.

2.26  Corrupt Practices.  Neither Yahoo!, nor any member of the China Group, nor, to the knowledge of any member of the China Group, any of their respective officers, employees, directors, representatives or agents has within the past three years knowingly offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements to any governmental officials, including any official of any entity owned or controlled by a government, with the intent or purpose of:

(a)  influencing any act or decision of such official in his official capacity;

(b)  inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

(c)  inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality;

in order to assist Yahoo! or any member of the China Group in obtaining or retaining business for or with, or directing business to, any Person.  To the knowledge of any member of the China Group, no such payments or other inducements have been provided to government officials described above in violation of any applicable Law against improper payments or inaccurate recordkeeping.

2.27  Insolvency.

(a)  No order has been made and no resolution has been passed for the winding up of any member of the China Group, or for a provisional liquidator to be appointed in respect of any member of the China Group and, so far as any member of the China Group is aware, no petition has been presented and no meeting has been convened for the purpose of winding up any member of the China Group.

(b)  No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the China Group or all or any of their respective assets or properties.

(c)  No member of the China Group is insolvent and/or has stopped paying debts as they fall due.

(d)  No guarantee, loan capital, borrowed money or interest for which any member of the China Group is liable is overdue for payment and no other obligation or Indebtedness of any member of the China Group is outstanding which is substantially overdue for performance or payment.

(e)  So far as any member of the China Group is aware, no distress, execution or other process for the execution of a court judgment has been levied against any member of the China Group that has not been satisfied in full.  So far as any member of the China Group is aware, no unsatisfied judgment is outstanding against any member of the China Group.

(f)  So far as any member of the China Group is aware, no floating charge, except for Permitted Liens, has been created by any member of the China Group over their respective assets or properties.

2.28  Disclosure.  This Agreement and each Ancillary Agreement, and each certificate or other instrument or document furnished by or on behalf of any member of Yahoo! Group to Alibaba or any agent or representative of Alibaba pursuant hereto or in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.  No member of Yahoo! Group knows of any fact (other than matters of a general economic or political nature that do not affect the business of the China Group uniquely or that are set forth in Section 2.28 of the Yahoo! Disclosure Schedule) that would reasonably be expected to have or result in, a Material Adverse Effect.

3.                                       Representations and Warranties of Alibaba.  Except as set forth in the disclosure schedule delivered by Alibaba to Yahoo! on or prior to the execution of this Agreement (the “Alibaba Disclosure Schedule”), represents and warrants to Yahoo! as follows:

3.1  Authorization, etc.

(a)  Alibaba has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it shall be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Alibaba or any member of the Alibaba Group shall be a party, the performance of such party’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of such party except for the Alibaba Shareholders Approvals.  Alibaba has duly executed and delivered this Agreement and on the Closing Date, Alibaba or the relevant member of the Alibaba Group will have duly executed and delivered the Ancillary Agreements to which it shall be a party.  This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of Alibaba and the relevant member of the Alibaba Group enforceable against Alibaba and such member of the Aladdin Group and, to Alibaba’s knowledge, the other parties thereto, in accordance with its respective terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)  Alibaba has obtained the Alibaba Shareholders Approvals; the Alibaba Shareholders Approvals comprise a sufficient number of voting shares to approve the matters set forth in the Voting Agreements, including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  The Voting Agreements are enforceable against Alibaba in accordance with their terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

3.2  Capitalization, etc.

(a)  As of the date hereof, the authorized share capital of Alibaba consists of 250,000,000 Ordinary Shares, 56,454,546 Series A Preferred Shares, 79,769,189 Series B Preferred and 45,000,000 Series C Preferred Shares and 68,776,265 undesignated preferred shares of par value US$0.0001 per share (of which on the date hereof no shares are issued and outstanding).  As of July 31, 2005, the issued and outstanding share capital of Alibaba consisted of 89,607,702 Ordinary Shares, 56,454,546 Series A Preferred Shares, 79,769,189 Series B Preferred Shares

and 8,426,685 Series C Preferred Shares.  As of the date hereof, 323,204,026 Ordinary Shares were (i) outstanding, (ii) issuable upon the exercise or conversion of options, warrants, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or convertible notes or (iii) reserved for issuance under any Benefit Plan.  As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Ancillary Agreements, there will be 700,000,000 authorized Ordinary Shares, of which no more than 654,103,386 will be (i) issued and outstanding, (ii) issuable upon the exercise of any options or warrants, or (iii) reserved for issuance under any Benefit Plan.

(b)  Section 3.2(b) of the Alibaba Disclosure Schedule contains a complete and correct description of the share capital that is authorized, or issued and outstanding, of each member of the Alibaba Group (other than Alibaba).  All of such outstanding share capital are duly authorized, validly issued, fully paid and nonassessable, and are owned beneficially and of record by the member of the Alibaba Group or other Person set forth on Section 3.2(b) of the Alibaba Disclosure Schedule, free and clear of any Lien.

(c)  All of the issued and outstanding share capital of Alibaba (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) as of the date hereof are held of record by the Persons and in the amounts as set forth in Section 3.2(c)(ii) of the Alibaba Disclosure Schedule, (iii) immediately after the Closing and the consummation of the transactions contemplated by the Ancillary Agreements will be held of record by the Persons and in the amounts set forth in Section 3.2(c)(iii) of the Alibaba Disclosure Schedule, and (iv) were not issued in violation of any preemptive rights or the Organizational Documents of Alibaba.

(d)  Except as set forth in Section 3.2(d) of the Alibaba Disclosure Schedule, there are no preemptive or similar rights granted by any member of the Alibaba Group or, to the knowledge of any member of the Alibaba Group, by any other Person, with respect to any equity securities of any member of the Alibaba Group.  Except as set forth in Section 3.2(d) of the Alibaba Disclosure Schedule, no subscriptions, options, calls, warrants, convertible or exchangeable securities, conversion rights, repurchase rights, redemption rights, stock appreciation rights, phantom stock, or other rights, plans, agreements, commitments, arrangements or understandings of any kind obligating any member of the Alibaba Group, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of share capital of any member of the Alibaba Group, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given.  Except as set forth in Section 3.2(d) of the Alibaba Disclosure Schedule, there are no outstanding contractual or other rights or obligations to or of any member of the Alibaba Group to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of any member of the Alibaba Group.

(e)  Section 3.2(e) of the Alibaba Disclosure Schedule sets forth the current ownership of Alibaba, the identity of the persons that will transfer property to Alibaba in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, the number of shares such persons will own following the consummation of the transactions contemplated by this Agreement and the

Ancillary Agreements, and the total number of shares of Alibaba share capital outstanding following such transfers and other transactions contemplated by this Agreement and the Ancillary Agreements.

3.3  No Conflicts, etc.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Alibaba or each other member of the Alibaba Group that is a party thereto, and the consummation of the transactions contemplated hereby and thereby by Alibaba or each other member of the Alibaba Group, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties, assets or rights of any member of the Alibaba Group (except for Permitted Liens) under, (a) any Law applicable to any member of the Alibaba Group or any of their respective properties or assets, (b) any provision of any of the Organizational Documents of such member of the Alibaba Group or (c) any Contract, or any other agreement or instrument to which any member of the Alibaba Group is a party or by which any of their respective properties or assets may be bound, except, in the case of clauses (a) and (c) of this Section 3.3, for such conflict, contravention, violation, breach, default, right or claim of termination, amendment, modification, acceleration, cancellation, creation of a Lien or other occurrence which would not reasonably be expected to have a Material Adverse Effect.

3.4  Corporate Status.

(a)  Organization.  Each member of the Alibaba Group is a corporation duly organized, validly existing and, if applicable under the Laws of its respective jurisdiction, in good standing under the Laws of its respective jurisdiction of incorporation, which jurisdiction is set forth in Section 3.4(a) of the Alibaba Disclosure Schedule, and has full corporate power and authority to conduct its business as currently conducted and to own or lease and to operate its properties.

(b)  Qualification.  Each member of the Alibaba Group is duly qualified or licensed to do business and is in good standing as a foreign person in each of the jurisdictions set forth in Section 3.4(b) of the Alibaba Disclosure Schedule, which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed to do business or in good standing would not reasonably be expected to have a Material Adverse Effect.  No member of the Alibaba Group has operations or assets in Hong Kong that are material to the Alibaba Group taken as a whole.

(c)  Organizational Documents.  Alibaba has made available in the Alibaba Online Dataroom to Yahoo! complete and correct copies of the

Organizational Documents of each member of the Alibaba Group, as amended, modified or waived through and in effect on the date hereof.  Each of the Organizational Documents of each member of the Alibaba Group, as so made available to Yahoo!, is in full force and effect.  No member of the Alibaba Group is in material violation or breach of any of the provisions of its Organizational Documents.  The minute books of each member of the Alibaba Group have heretofore been made available to Yahoo!.  Such minute books contain materially accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of such boards of directors of the Alibaba Group.

3.5  Valid Issuance to Primary Shares.  The Primary Shares being subscribed by Yahoo! hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will, on the date of issuance thereof, be free of restrictions on transfer and other Liens, other than such restrictions on transfer or other Liens as may be imposed by this Agreement, the Ancillary Agreements or the Memorandum and Articles, and will be issued in accordance with applicable securities and other Laws.

3.6  Financial Statements.

(a)  Section 3.6(a) of the Alibaba Disclosure Schedule sets forth complete and correct copies of the Alibaba Financial Statements and the Tao Bao Financial Statements.

(b)  The Alibaba Financial Statements and the Tao Bao Financial Statements (i) present fairly in all material respects the financial condition and results of operations of Alibaba and its Subsidiaries on a consolidated basis, and Tao Bao and its Subsidiaries on a consolidated basis, respectively, as of the dates thereof or for the periods covered thereby (subject, in the case of unaudited balance sheets and related statements of operations, to normal year end audit adjustments, methods of presentation and the absence of full footnote disclosure) and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Alibaba Financial Statements and the Tao Bao Financial Statements, respectively (except as may be indicated in the notes thereto).

3.7  Undisclosed Liabilities, etc.  No member of the Alibaba Group has any liabilities or obligations of any nature, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as are not required by GAAP to be disclosed or reserved against in the Alibaba Balance Sheet or the Tao Bao Balance Sheet and (b) for liabilities and obligations that (i) are incurred after the date of the Alibaba Balance Sheet and the Tao Bao Balance Sheet in the Ordinary Course of Business and are not prohibited by this Agreement and (ii) individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  Since December 31, 2004, there has not occurred or come to exist any Material Adverse Effect or any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

3.8  Absence of Changes.  Since June 30, 2005 through the date hereof, except as set forth in Section 3.8 of the Alibaba Disclosure Schedule, no member of the Alibaba Group has:

(a)  declared, set aside, made or paid any dividend or other distribution in respect of its share capital or otherwise purchased or redeemed, directly or indirectly, any shares of its share capital;

(b)  issued or sold any shares of any class of its share capital, or any securities convertible into or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, calls, warrants, conversion rights, repurchase rights, redemption rights or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(c)  incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to any member of the Alibaba Group) or incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of US$500,000 in each case or US$1,000,000 in the aggregate at one time outstanding, except for borrowings, prepayments and guarantees in the Ordinary Course of Business;

(d)  mortgaged, pledged or otherwise subjected to any Lien, any of its Real Property or other properties or assets, tangible or intangible, except for Permitted Liens;

(e)  forgiven, cancelled, compromised, waived or released any material debts, claims or rights, except for debts, claims and rights against Persons other than any member of the Alibaba Group, which are forgiven, cancelled, compromised, waived or released in the Ordinary Course of Business;

(f)  modified any existing Material Contract, or entered into any agreement, commitment or other transaction, other than agreements entered into in the Ordinary Course of Business and involving an expenditure of less than US$500,000 in each case and US$1,000,000 in the aggregate;

(g)  paid any bonus to any officer, director, employee, sales representative, agent or consultant, or granted to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except for bonus payments and raises in the Ordinary Course of Business;

(h)  except in the Ordinary Course of Business, entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(i)  suffered any damage, destruction or loss (whether or not covered by insurance), or any strike or other employment-related problem, or any change in relations with or any loss of a supplier, customer or employee, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect;

(j)  amended or modified any of its Organizational Documents;

(k)  changed in any respect its accounting policies or principles, except as required by GAAP or applicable Tax Law;

(l)  transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, Alibaba Intellectual Property or entered into or modified any licensing or similar agreements or arrangements, in each case, other than in the Ordinary Course of Business;

(m)  sold any assets with a value in excess of US$500,000 in each case or US$500,000 in the aggregate, other than inventory in the Ordinary Course of Business;

(n)  taken any action or omitted to take any action that would result or has resulted in the occurrence of any of the foregoing.

3.9  Tax Matters.

(a)  Except as set forth on Section 3.9(a) of the Alibaba Disclosure Schedule, (i) all Tax Returns relating to each member of the Alibaba Group or the business or assets thereof that were required to be filed on or before the date hereof or the Closing Date, as the case may be, have been (or by the Closing Date will be) duly and timely filed and are (or will be) correct and complete in all material respects, (ii) all Taxes shown as owing on such Tax Returns have been (or by the Closing Date will have been) paid and (iii) no member of the Alibaba Group is, on the date of this Agreement, the beneficiary of any extension of time within which to file any Tax Return.

(b)  Except as set forth on Section 3.9(b) of the Alibaba Disclosure Schedule, (i) all material Taxes that are payable by any member of the Alibaba Group or chargeable as a Lien upon its assets as of the date hereof or the Closing Date, as the case may be, have been duly and timely paid or reflected on the Alibaba Financial Statements or the Tao Bao Financial Statements, (ii) each member of the Alibaba Group has duly and timely withheld all material Taxes required to be withheld in connection with its business or assets, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authorities or properly set aside in accounts for such purpose and (iii) the Alibaba Financial Statements and the Tao Bao Financial Statements reflect an adequate reserve for all Taxes payable or asserted to be payable by the Alibaba Group for all taxable periods or portions thereof through the date of the Alibaba Financial Statements and the Tao Bao Financial Statements.

(c)  Except as set forth on Section 3.9(c) of the Alibaba Disclosure Schedule, there has been no claim or issue (other than a claim or issue that has been finally settled) concerning any material liability for Taxes of any member of the Alibaba Group asserted, raised or threatened in writing by any taxing authority.

(d)  Section 3.9(d) of the Alibaba Disclosure Schedule lists all Income Tax Returns that have been filed with respect to any member of the Alibaba Group for taxable periods ended on or after December 31, 2003 and that have not yet been audited or are currently the subject of audit.

(e)  Except as set forth on Section 3.9(e) of the Alibaba Disclosure Schedule, no member of the Alibaba Group has (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney with respect to Taxes, which waiver, agreement or power of attorney is currently in force.

(f)  Except as set forth on Section 3.9(f) of the Alibaba Disclosure Schedule, (i) there are no outstanding adjustments for Income Tax purposes applicable to any member of the Alibaba Group required as a result of changes in methods of accounting effected on or before the Closing Date and (ii) no material elections for Income Tax purposes have been made by any member of the Alibaba Group that are currently in force or by which any member of the Alibaba Group is bound.

(g)  Except as set forth in Section 3.9(g) of the Alibaba Disclosure Schedule, no member of the Alibaba Group (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement or (ii) is or has been a member of any group of companies filing a consolidated, combined or unitary Income Tax Return.

3.10  Assets.  The members of the Alibaba Group collectively own, or otherwise have full, sufficient and legally enforceable rights to use, all of the material properties, assets and rights (real, personal or mixed, tangible or intangible), used or held for use in connection with their respective business.

3.11  Real Property.

(a)  Owned Real Property.  Section 3.11(a) of the Alibaba Disclosure Schedule contains a complete and correct list of all Owned Real Property of each member of the Alibaba Group setting forth the address and owner of each parcel of Owned Real Property.  Each member of the Alibaba Group has good and marketable fee simple title to the Owned Real Property, free and clear of any Lien other than Permitted Liens and other than as set forth in Section 3.11(a) of the Alibaba Disclosure Schedule.

(b)  Leases.  Section 3.11(b) of the Alibaba Disclosure Schedule contains a complete and correct list of all Leases of each member of the Alibaba Group setting forth the address, landlord, tenant and expiration date for each Lease.  Alibaba has made available to Yahoo! correct and complete copies of the Leases.  Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  No member of the Alibaba Group is, and to the knowledge of any member of the Alibaba Group, no other party is, in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease, except to the extent such default, violation or breach would not reasonably be expected to have a Material Adverse Effect.  Each Lease grants the tenant under the Lease the right to use and occupy the premises and rights demised and intended to be demised thereunder.  Each member of the Alibaba Group has title to the leasehold interests under its respective Leases, free and clear of any Lien, except Permitted Liens.  Each member of the Alibaba Group enjoys peaceful and undisturbed possession in all material respects under its respective Leases for the Leased Real Property.

(c)  No Proceedings.  Except as would not be reasonably expected to have a Material Adverse Effect, (i) there are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of any member of the Alibaba Group, threatened affecting any portion of the Real Property and (ii) there exists no writ, injunction, decree, order or judgment outstanding, nor any Litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Real Property.

(d)  Current Use.  The use and operation of the Real Property in the conduct of its business does not violate in any material respect any instrument of record or agreement affecting the Real Property.  There is no material violation of any covenant, condition, restriction, easement or agreement or order of any Governmental Authority that affects the Real Property or the ownership, operation, use or occupancy thereof.  No material damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.

3.12  Contracts.

(a)  Disclosure.  Except as set forth in Section 3.12(a) of the Alibaba Disclosure Schedule, as of the date hereof, no member of the Alibaba Group is a party to or bound by any Material Contract.  Alibaba has made available to Yahoo! complete and correct copies of all written Material Contracts, and accurate descriptions of all material terms of all oral Material Contracts, set forth or required to be set forth in Section 3.12(a) of the Alibaba Disclosure Schedule.  Except as set forth in Section 3.12(a) of the Alibaba Disclosure Schedule, to the knowledge of any member of the Alibaba Group, there is no agreement among the Key Executives or between the Key Executives and Alibaba relating to the ownership, voting or disposition of the shares of Alibaba held by the Key Executives or the exercise of rights under this Agreement or any of the Ancillary Agreements.  Except as set forth in Section 3.12(a) of the Alibaba Disclosure Schedule, no member of the Alibaba Group is a party to any Contract (other than this Agreement, the Ancillary Agreements and any agreement relating to the transfer of COAL to Alibaba) that, as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, would impose any material obligations or duties on Yahoo! or its Subsidiaries (other than the China Group) following the Closing Date.

(b)  Enforceability.  All Material Contracts are legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be enforceable, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  As of the date hereof, no member of the Alibaba Group is in material violation, breach or default under, nor is there any event or condition that, after notice or lapse of time or both, would constitute a material violation, material breach or material default thereunder, on the part of any member of the Alibaba Group or, to the knowledge of any member of the Alibaba Group, any other Person.  Except as set forth in Section 3.12(b) of the Alibaba Disclosure Schedule, no Material Contract contains any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.13  Intellectual Property.

(a)  Disclosure.  Section 3.13(a) of the Alibaba Disclosure Schedule sets forth a complete and correct list of all Intellectual Property registrations or applications, filed before any governmental Intellectual Property office, that are material to the business of the Alibaba Group and is owned by any member of the Alibaba Group.

(b)  Title.  Each member of the Alibaba Group owns the Alibaba Intellectual Property free and clear of any Lien, other than Permitted Liens and licenses.  Except as expressly provided elsewhere in this Agreement or in the Ancillary Agreements, immediately after the Closing, the Alibaba Group shall own all the Alibaba Intellectual Property, in each case, free and clear of all Liens, other than Permitted Liens and licenses, on the same terms and conditions as in effect prior to the Closing.

(c)  Licensing and Similar Arrangements.  Section 3.13(c) of the Alibaba Disclosure Schedule sets forth all material written agreements and arrangements (other than licenses for commercially available software having fees, whether up-front or annual, in the aggregate, of less than $50,000) (i) pursuant to which any member of the Alibaba Group has licensed Alibaba Intellectual Property to, or the use of such Alibaba Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person, and (ii) pursuant to which any member of Alibaba Group currently has Intellectual Property licensed to it, or is otherwise permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise).  All of the agreements and arrangements set forth or required to be set forth in Section 3.13(c) of the Alibaba Disclosure Schedule: (x) are in full force and effect and enforceable in accordance with their terms except to the extent any failure to be enforceable, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, (y) no default exists or is threatened thereunder by any member of the Alibaba Group, or to the knowledge of the Alibaba Group, by any other Person, except for such defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, or to materially impair the ability of any member of the Alibaba Group to perform its respective obligations hereunder and under the Ancillary Agreements, and (z) do not contain any change in control or other terms or conditions that will operate to terminate, or otherwise adversely affect any right currently available to members of the Alibaba Group holding such rights as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  Alibaba has made available to Yahoo! complete and correct copies of all licenses and arrangements (including amendments, supplements, waivers and other modifications) set forth or required to be set forth in Section 3.13(c) of the Alibaba Disclosure Schedule.

(d)  No Infringement.  Except as set forth in Section 3.13(d) of the Alibaba Disclosure Schedule and except as would have a Material Adverse Effect, the conduct of its business as presently conducted does not infringe or misappropriate any rights of any Person in respect of any Intellectual Property.  Except as set forth in Section 3.13(d) of the Alibaba Disclosure Schedule, none of the Alibaba Intellectual Property is being infringed or misappropriated by any Person, except in each case as would not reasonably be expected to have or result in a Material Adverse Effect.

(e)  No Intellectual Property Litigation.  Except as set forth in Section 3.13(e) of the Alibaba Disclosure Schedule, no written claim or demand by any Person has been made or, to the knowledge of any member of the Alibaba Group, threatened, nor is there any Litigation that is pending or, to the knowledge of any member of the Alibaba Group, threatened against any member of the Alibaba Group, that (i) challenges the rights of any member of the Alibaba Group in respect of any Alibaba Intellectual Property, (ii) asserts that any member of the Alibaba Group is infringing or misappropriating, or (except pursuant to the license agreements required to be set forth in Section 3.13(c) of the Alibaba Disclosure Schedule) is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual

Property, or (iii) claims that any default exists under any agreement or arrangement set forth or required to be set forth in Section 3.13(c) of the Alibaba Disclosure Schedule, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.  None of the Alibaba Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Authority.

(f)  Due Registration, Etc.  Except as set forth in Section 3.13(f) of the Alibaba Disclosure Schedule, the Alibaba Intellectual Property has been duly registered with, filed in or issued by, as the case may be, China’s State Patent Bureau, State Trademark Bureau, State Copyright Bureau or other filing offices, domestic or foreign, to the extent necessary or desirable to ensure protection under any applicable Law, and such registrations, filings, issuances and other actions remain in full force and effect, in each case, to the extent material to the business of the Alibaba Group and in accordance with the exercise of reasonable business judgment.  The Alibaba Group takes reasonable measures to protect the confidentiality of its trade secrets, including requiring their employees to execute written agreements covering the protection of trade secrets and intellectual property and non-competition, substantially in the form made available to Yahoo!.

3.14  Insurance.  Section 3.14 of the Alibaba Disclosure Schedule contains a complete and correct list of all insurance policies maintained by any member of the Alibaba Group.  Alibaba has made available to Yahoo! complete and correct copies of all such policies together with all riders and amendments thereto.  Such scheduled policies and all other policies maintained during the past three years are in full force and effect with respect to the time periods covered thereunder, and all premiums due thereon have been paid.  Each member of the Alibaba Group has complied in all material respects with the terms and provisions of such scheduled policies and such other policies.  The insurance coverage provided by such policies is adequate and suitable for the business of the respective member of the Alibaba Group, except where the failure to obtain such coverage would not reasonably be expected to have a Material Adverse Effect.

3.15  Litigation.  Except as set forth on Section 3.15 of the Alibaba Disclosure Schedule, as of the date hereof, there is no Litigation pending or, to the knowledge of any member of the Alibaba Group, threatened by, against or affecting any member of the Alibaba Group or any of its properties or assets, that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect.  There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against any member of the Alibaba Group that would reasonably be expected to have or result in a Material Adverse Effect.

3.16  Compliance with Laws and Instruments; Consents.

(a)  Compliance.  Except as set forth in Section 3.16(a) of the Alibaba Disclosure Schedule, since January 1, 2004, each member of the Alibaba Group is not, and has not been, in conflict with or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its properties, assets, operations or business, (y) any provision of its Organizational Documents, or (z) any Contract, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets is bound or affected, and no member of the Alibaba Group has received any notice or has any knowledge of any claim alleging any such conflict, violation, breach or default, except, in the case of clauses (x) and (z) of this Section 3.16, for any such conflict, contravention, violation, breach, default or other occurrence which would not reasonably be expected  to have a Material Adverse Effect.  This Section 3.16 is not intended to address any matter related to the topics described in Section 3.9 (Tax Matters), 3.11 (Real Property), 3.17 (Environmental Matters), 3.19 (Employees, Labor Matters), 3.20 (Employee Benefit Plans and Related Matters), or 3.24 (Corrupt Practices).

(b)  Consents.

(i)  Except as specified in Section 3.16(b)(i) of the Alibaba Disclosure Schedule, no Governmental Approval or other Consent is required to be obtained or made by any member of the Alibaba Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such approval or consent would not be reasonably expected to have a Material Adverse Effect.

(ii)  Section 3.16(b)(ii) of the Alibaba Disclosure Schedule contains a complete and correct list of all material Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the business of the Alibaba Group.  All such Governmental Approvals and other Consents have been duly obtained and are held by a member of the Alibaba Group and are in full force and effect.  Each member of the Alibaba Group is, and at all times has been, in compliance with all Governmental Approvals and other Consents held by such member, except for such failures to comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.  There is no Litigation pending or, to the knowledge of any member of the Alibaba Group, threatened that would result in the revocation, cancellation, suspension or modification or nonrenewal of any material Governmental Approval or Consent; Alibaba has not been notified that any material Governmental Approval or Consent will be modified, suspended or cancelled or cannot be renewed in the Ordinary Course of Business; and there is, to the knowledge of any member of the Alibaba Group, no reasonable basis for any such revocation, cancellation, suspension, modification or nonrenewal, in each case except where such revocation, cancellation, suspension, modification or nonrenewal would not be reasonably expected to have or result in a Material Adverse Effect.

(c)  Governmental Filings.  Each registration, report, statement, notice or other filing required to be filed by any member of the Alibaba Group with any Governmental Authority under any applicable Law affecting the business of the Alibaba Group has been filed, and when filed complied and continues to comply with applicable Law, except to the extent that any failure to so file or comply would not be reasonably expected to have or result in a Material Adverse Effect.

3.17  Environmental Matters.  Each member of the Alibaba Group has materially complied and is in material compliance with all applicable material Environmental Laws pertaining to any of the properties and assets of such member (including the Real Property) and the use and ownership thereof, and to the operation of its business.  To the knowledge of any member of the Alibaba Group, no violation by any member of the Alibaba Group is being alleged of any applicable Environmental Law relating to any of the properties and assets of the Alibaba Group or the use or ownership thereof, or to the operation of its business.  Except as would not be reasonably expected to have a Material Adverse Effect, no member of the Alibaba Group used, generated, treated, stored, recycled or disposed of any hazardous substances on any property now owned, operated or leased by any member of the Alibaba Group.

3.18  Affiliate Transactions.

(a)  Section 3.18(a) of the Alibaba Disclosure Schedule contains a complete and correct list of all agreements, contracts, arrangements, understandings, Indebtedness, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the Ordinary Course of Business, to or by which (i) any member of the Alibaba Group, on the one hand, and any of its Affiliates or any member of Alibaba’s management or any of their respective Affiliates or Family Members, on the other hand, or (ii) any member of Alibaba’s management, on the one hand, and any other member of Alibaba’s management or any of Alibaba’s Affiliates, on the other hand, are or have been a party or otherwise bound or affected, and that involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to or from any member of the Alibaba Group.  Each agreement, contract, arrangement, understanding, Indebtedness, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Section 3.18(a) of the Alibaba Disclosure Schedule was on terms and conditions as favorable to Alibaba as would have been reasonably obtained by it at the time in a comparable arm’s-length transaction with a Person other than any of its Affiliates.  True and complete copies of each such agreement have been made available to Yahoo!.

(b)  No stockholder, officer, director or employee of any member of the Alibaba Group, or any family member, relative or Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the business of the Alibaba Group, or (y) any Person, that is a supplier, customer or competitor of any member of the Alibaba Group, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any member of the Alibaba Group or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, any member of the Alibaba Group.

3.19  Employees, Labor Matters, etc.  No member of the Alibaba Group is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of any member of the Alibaba Group, attempting to represent any employees employed by any member of the Alibaba Group.  Since January 1, 2004, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar concerted labor activity with respect to any employees of any member of the Alibaba Group.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or threatened with respect to any employee of Alibaba.  The Alibaba Group has complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

3.20  Employee Benefit Plans and Related Matters.  Neither any member of the Alibaba Group nor any of its Subsidiaries has any Benefit Plans subject to the Law of the United States.  With respect to each Benefit Plan:

(a)  all employer and employee contributions to each Benefit Plan required by applicable Law or by the terms of such Benefit Plan have been made, or, if applicable, accrued in accordance with GAAP;

(b)  the fair market value of the assets of each funded Benefit Plan, the liability of each insurer for any Benefit Plan funded through insurance or the book reserve established for any Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan and none of the transactions contemplated by this Agreement and the Ancillary Agreements shall cause such assets or insurance obligations to be less than such benefit obligations; and

(c)  each of the Benefit Plans has been operated and administered in all respects in compliance with its terms, all applicable Laws and all applicable collective bargaining agreements, except for any failure so to comply that, individually and in the aggregate, would not reasonably be expected to result in a material liability or obligation on the part of any member of the Alibaba Group, or to have or result in a Material Adverse Effect.  There are no material pending or, to the knowledge of any member of the Alibaba Group, threatened claims by or on behalf of any of such Benefit Plan, by any employee of any member of the Alibaba Group or otherwise involving any such Benefit Plan or the assets of any such Benefit Plan (other than routine claims for benefits, all of which have been fully reserved for on the regularly prepared balance sheets of the Alibaba Group).

3.21  Accounts Receivable.  All accounts receivable reflected on the Alibaba Balance Sheet and the Tao Bao Balance Sheet have been generated in the Ordinary Course of Business and reflect a bona fide obligation for the payment of goods or services provided by the Alibaba Group.

3.22  Bank Accounts.  Section 3.22 of the Alibaba Disclosure Schedule sets forth a complete and correct list containing the names set forth of each bank in which Alibaba has an account or safe deposit or lock box and the account or box number, as the case may be.

3.23  Brokers, Finders, etc.  All negotiations relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of any member of the Alibaba Group in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any member of the Alibaba Group or Yahoo! for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to the Alibaba Group upon consummation of the transactions contemplated hereby or thereby, other than the fee payable to Seraphin Capital Limited, which will be paid solely by Alibaba.

3.24  Corrupt Practices.  Neither any member of the Alibaba Group, nor, to the knowledge of any member of the Alibaba Group, any of its officers, employees, directors, representatives or agents has within the past three years knowingly offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements to any governmental officials, including any official of any entity owned or controlled by a government, with the intent or purpose of:

(a)  influencing any act or decision of such official in his official capacity;

(b)  inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

(c)  inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality;

in order to assist Yahoo! or any member of the China Group in obtaining or retaining business for or with, or directing business to, any Person.  To the knowledge of any member of the Alibaba Group, no such payments or other inducements have been provided to government officials described above in violation of any applicable Law against improper payments or inaccurate recordkeeping.

3.25  Insolvency.

(a)  No order has been made and no resolution has been passed for the winding up of any member of the Alibaba Group, or for a provisional liquidator to be appointed in respect of any member of the Alibaba Group and, so far as any member of the Alibaba Group is aware, no petition has been presented and no meeting has been convened for the purpose of winding up any member of the Alibaba Group.

(b)  No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Alibaba Group or all or any of their respective assets or properties.

(c)  No member of the Alibaba Group is insolvent and/or has stopped paying debts as they fall due.

(d)  No guarantee, loan capital, borrowed money or interest for which any member of the Alibaba Group is liable is overdue for payment and no other obligation or Indebtedness of any member of the Alibaba Group is outstanding which is substantially overdue for performance or payment.

(e)  So far as any member of the Alibaba Group is aware, no distress, execution or other process for the execution of a court judgment has been levied against any member of the Alibaba Group that has not been satisfied in full.  So far as any member of the Alibaba Group is aware, no unsatisfied judgment is outstanding against any member of the Alibaba Group.

(f)  So far as any member of the Alibaba Group is aware, no floating charge, except for Permitted Liens, has been created by any member of the Alibaba Group over their respective assets or properties.

3.26  Disclosure.  This Agreement and each Ancillary Agreement, and each certificate or other instrument or document furnished by or on behalf of any member of the Alibaba Group to Yahoo! or any agent or representative of Yahoo! pursuant hereto or in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.  No member of the Alibaba Group knows of any fact (other than matters of a general economic or political nature that do not affect the business of the Alibaba Group uniquely or that are set forth in Section 3.26 of the Alibaba Disclosure Schedule) that would reasonably be expected to have or result in, a Material Adverse Effect.

4.                                       Covenants of Yahoo!.

4.1  Conduct of Business.  On and after the date hereof to the Closing Date, except as expressly required by this Agreement or as otherwise expressly consented to by Alibaba in writing (such consent not to be unreasonably withheld, conditioned or delayed), Yahoo! will (solely with respect to the China Business), and will cause each member of the China Group to:

(a)  carry on the China Business in, and only in, the Ordinary Course of Business, in substantially the same manner as heretofore conducted, and use reasonable efforts to preserve intact the China Intellectual Property, its present information technology system, business and condition and business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

(b)  not declare dividends or other distributions on, or redeem or repurchase any shares of, any class of share capital of any member of the China Group, make capital expenditures, prepay any accounts payable, delay payment of any trade payables or make any other cash payments, in each case other than in the Ordinary Course of Business;

(c)  use reasonable efforts to maintain all of the tangible Assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

(d)  not sell, transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any of its Assets, other than in the Ordinary Course of Business;

(e)  use reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

(f)  pay accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business;

(g)  perform in all material respects all of its obligations under any Contracts, agreements or other instruments relating to or affecting the Assets or the China Business;

(h)  not enter into or assume any Contract that would constitute an Intellectual Property Contract that is material to the China Business or a Material Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof or in respect of any Intellectual Property Contract that is material to the China Business or any Material Contract;

(i)  maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

(j)  comply in all material respects with all Laws applicable to the Assets or the China Business;

(k)  not compromise, settle, grant any waiver or release relating to or otherwise adjust any material Litigation;

(l)  not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents, except to the extent contemplated or required by this Agreement or the Ancillary Agreements;

(m)  use reasonable efforts to maintain each member of the China Group’s good standing in its jurisdiction of organization and in the jurisdictions in which it is qualified to do business as a foreign corporation, except as would not reasonably be expected to have a Material Adverse Effect;

(n)  maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the China Business, except where the failure to maintain such Governmental Approvals or other Consents would not be reasonably expected to have a Material Adverse Effect;

(o)  solely with respect to the China Group, not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(p)  promptly advise Alibaba in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect or a breach of this Section 4.1;

(q)  take such actions by and among the China Group on the one hand and the Yahoo! Group (excluding the China Group) on the other hand, to (i) repay and satisfy intercompany payables and receivables outstanding and (ii) terminate Intercompany Contracts (a pro forma unaudited balance sheet as of June 30, 2005 showing the effect of the transactions contemplated by this Section 4.1(q) as if such transactions had occurred as of such date is attached as Section 4.1(q)(ii) of the Yahoo! Disclosure Schedule);

(r)  conduct all Tax affairs relating to the China Group only in the Ordinary Course of Business, and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into;

(s)  not issue or sell any shares of any class of its share capital, or any securities convertible into or exchangeable for any such shares, or issue, sell,

grant or enter into any subscriptions, options, calls, warrants, conversion rights, repurchase rights, redemption rights or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(t)  not incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt (including, without limitation, any borrowings from or prepayments to any member of Yahoo! Group), or incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation, in each case other than in the Ordinary Course of Business;

(u)  not forgive, cancel, compromise, waive or release any material debts, claims or rights, except for debts, claims and rights against Persons other than any member of Yahoo! Group, which are forgiven, cancelled, compromised, waived or released in the Ordinary Course of Business;

(v)  not pay any bonus to any officer, director, employee, sales representative, agent or consultant, or grant to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except for bonus payments and raises as set forth on Section 4.1 of the Yahoo! Disclosure Schedule and except in the Ordinary Course of Business;

(w)  except in the Ordinary Course of Business, not enter into, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(x)  not change in any respect its accounting policies or principles, except as required by GAAP or applicable Tax Law;

(y)  not transfer or grant any rights or licenses under, or enter into any settlement regarding the infringement of, China Intellectual Property or enter into any licensing or similar agreement or arrangement other than in the Ordinary Course of Business;

(z)  not sell any assets with a value in excess of US$500,000 in each case or US$1,000,000 in the aggregate, other than inventory in the Ordinary Course of Business; and

(aa)  not agree or otherwise commit to take any of the actions proscribed in the foregoing paragraphs (a) through (z).

4.2  No Solicitation.  From the date hereof until the Closing Date, Yahoo! shall not, and shall cause each other member of Yahoo! Group and each Representative of any member of Yahoo! Group not to, (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, (i) the acquisition by any Person of any of the share capital or other securities of any member of the China Group, or all or any portion of the China Business or of the Assets of any member of the China Group, or (ii) the sale, grant, license, disposition, transfer, contribution or acquisition of all or a material portion of the properties, assets and rights (real, personal or mixed, tangible or intangible) covered by the Technology and Intellectual Property License Agreement if such sale, grant, license, disposition, transfer, contribution or acquisition would prevent Yahoo! from performing its obligations under the Technology and Intellectual Property License Agreement (any transaction that falls within the description in subparagraph (i) or (ii), “Yahoo! Alternative Transaction”), or (b) furnish or permit to be furnished any non-public information concerning any member of the China Group or its business and operations to any Person (other than Alibaba and its Representatives), other than information furnished in the Ordinary Course of Business after prior written notice to and consultation with Alibaba.  Yahoo! shall promptly notify Alibaba of any inquiry or proposal received by any member of Yahoo! Group or Representative thereof with respect to any such Yahoo! Alternative Transaction.  Yahoo! shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Alibaba in respect of any Yahoo! Alternative Transaction.

4.3  Access and Information.

(a)  So long as this Agreement remains in effect, Yahoo! will, and will cause each other member of Yahoo! Group to, give Alibaba and its Representatives, reasonable access during reasonable business hours to all of such Person’s respective properties, assets, books, contracts, commitments, reports and records relating to the China Group, and furnish to them all such documents, records and information with respect to the properties, assets, rights and business of the China Group and copies of any supporting schedules relating thereto as Alibaba shall from time to time reasonably request except to the extent prohibited by applicable Law or the Yahoo! User Privacy Policy.  In addition, Yahoo! will, and will cause each member of Yahoo! Group to, permit Alibaba and its Representatives, reasonable access during reasonable business hours to each member of the China Group.  Yahoo! will, and will cause each member of Yahoo! Group to, keep Alibaba generally informed as to the affairs of the China Business.

(b)  Yahoo! will, and will cause each other member of Yahoo! Group, other than the China Group after the Closing, to, retain all books and records relating to the China Group in accordance with Yahoo!’s record retention policies as presently in effect.  During the three-year period beginning on the Closing Date, Yahoo! shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Alibaba offering to surrender the same to Alibaba at Alibaba’s expense.

4.4  Subsequent Financial Statements and Reports.  From the date hereof to and including the Closing Date, Yahoo! will (i) provide to Alibaba a consolidated China Group (excluding COAL) monthly management report and a separate monthly management report of COAL, in each case in scope and detail consistent with those management reports that have historically been distributed to the senior management of the China Group or the Yahoo! Group, and (ii) timely prepare, and promptly deliver to Alibaba, unaudited quarterly financial statements, in scope and detail consistent with such quarterly financial statements as historically distributed to such senior management.  Each such financial statement shall be prepared in accordance with GAAP (subject to year end adjustments and except as may be indicated in the notes thereto) and shall present fairly the financial position, assets and liabilities of the consolidated China Group, as well as COAL, as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the China Group in the preparation of financial statements.

4.5  Further Actions.

(a)  Yahoo! shall, and shall cause each other member of Yahoo! Group to, use reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each member of Yahoo! Group to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(b)  Yahoo! shall, and shall cause each other member of Yahoo! Group to, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law applicable to any member of Yahoo! Group, and give such reasonable undertakings as may be required in connection therewith, and (ii) use reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by any member of Yahoo! Group, in each case in connection with this Agreement or the Ancillary Agreements, the transfer of the China Business and the purchase of the Primary Shares pursuant hereto, or the consummation of the other transactions contemplated hereby or thereby.  From the date hereof to and including the Closing Date, Yahoo! will use reasonable efforts to file, or cause to be filed, and concurrently deliver to Alibaba, copies of each registration, report, statement, notice or other filing required to be filed by any member of the China Group or Yahoo! with any Governmental Authority under any applicable Law.  All such registrations, reports, statements, notices and other filings shall comply with applicable Law, except as would not reasonably be expected to have a Material Adverse Effect.

(c)  Yahoo! shall, and shall cause each other member of Yahoo! Group to, coordinate and cooperate with Alibaba in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Alibaba in connection with the filings and other actions contemplated by Section 5.5.

(d)  At all times prior to the Closing Date, Yahoo! shall promptly notify Alibaba in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, promptly upon becoming aware of the same.

(e)  Yahoo! shall, and shall cause each other member of the Yahoo! Group that is a party to any of the Ancillary Agreements to, execute such agreements, in substantially the form attached as an exhibit to this Agreement (with such changes or modifications as may be mutually agreed among the parties thereto) on or prior to the Closing Date.

(f)  Yahoo! shall, and shall cause each other member of the Yahoo! Group to, transfer the owned Intellectual Property between the members of the Yahoo! Group so that as of the Closing (i) all Intellectual Property set forth on Section 4.5(f)(i) of the Yahoo! Disclosure Schedule is owned by a member of the China Group and (ii) all Intellectual Property set forth on Section 4.5(f)(ii) of the Yahoo! Disclosure Schedule is owned by Yahoo!.

4.6  Further Assurances.  Following the Closing Date, Yahoo! shall, and shall cause each other member of Yahoo! Group to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Alibaba, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

4.7  Taxes.

(a)  Transfer Taxes.  All sales, use, value added, transfer, stamp, documentary, filing, recording, registration, conveyance, license and other similar Taxes that arise from or are attributable to the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any Income Taxes) shall be borne 16 2/3% by Yahoo! on the one hand and 83 1/3% by Alibaba on the other hand; provided that amount to be paid by Alibaba hereunder shall not exceed $1,166,666.

(b)  Tax Returns.  Alibaba shall be responsible for preparing any Tax Returns with respect to each member of the China Group for any taxable period ending on or before the Closing Date that is required to be filed after the Closing Date.  Alibaba shall use commercially reasonable efforts to make such Tax Returns available for review and comment by Yahoo! no less than twenty (20) days in advance of the due date for filing such Tax Returns.  In the event any disagreement between Yahoo! and Alibaba with respect to the reporting of any item on such Tax Returns cannot be resolved, the Tax Return on which such item is reflected shall be submitted to an accounting firm of international reputation mutually agreeable to Alibaba and Yahoo! (the “Accountant”) for determination of the proper reporting of such item and any such determination by the Accountant shall be final.  The fees and expenses of the Accountant shall be borne equally by Yahoo! and Alibaba.  If the Accountant does not resolve any differences between Yahoo! and Alibaba with respect to such Tax Return at least 5 days prior to the due date therefor, such Tax Return shall be filed as prepared by Alibaba and thereafter amended to reflect the Accountant’s resolution.

(c)  Tax Contests.  Alibaba shall promptly notify Yahoo! in writing upon receipt by any member of the China Group of notice of any Tax audits, examinations or assessments with respect to a taxable period that includes any period prior to the Closing Date, and Yahoo! shall participate in, and direct the portion of any such audit, examination or proceeding that relates to a pre-Closing taxable period, provided that without the prior written consent of Alibaba, which consent shall not be unreasonably withheld, Yahoo! shall not settle any such audit, examination or proceeding in a manner which would reasonably be expected to have a material adverse effect on Alibaba or any member of the China Group.  Alibaba shall, at its own expense, have the opportunity to participate in any such audit, examination or proceeding.  Alibaba shall control any audit, examination or proceeding (or portion thereof) that does not relate to a pre-Closing taxable period.

(d)  Books and Records; Cooperation.  Yahoo! and Alibaba shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to each member of the China Group; and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(e)  Survival; Limitation; Overlap.  The covenants of the parties contained in this Section 4.7 shall survive until thirty (30) days following the date that is fifteen (15) Business Days after the completion of the China Business Audit.  To the extent that an obligation or responsibility pursuant to Section 9.1 may overlap with an obligation or responsibility pursuant to this Section 4.7, the provisions of this Section 4.7 shall govern such obligation or responsibility, subject to Section 9.2(b).

5.                                       Covenants of Alibaba.

5.1  Conduct of Business.  On and after the date hereof to the Closing Date, except as expressly required by this Agreement or the Ancillary Agreements or as otherwise expressly consented to by Yahoo! in writing (such consent not to be unreasonably withheld, conditioned or delayed), Alibaba will, and will cause each member of the Alibaba Group to:

(a)  carry on their respective business in, and only in, the Ordinary Course of Business, in substantially the same manner as heretofore conducted, and use reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it;

(b)  not declare dividends or other distributions on, or redeem or repurchase any shares of, any class of share capital of any member of the Alibaba Group, make capital expenditures, prepay any accounts payable, delay payment of any trade payables other than in the Ordinary Course of Business or make any other cash payments, in each case other than in the Ordinary Course of Business;

(c)  use reasonable efforts to maintain all of the tangible assets and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

(d)  not sell, transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien (other than Permitted Liens), any of its assets, other than in the Ordinary Course of Business;

(e)  use reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

(f)  pay accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business;

(g)  perform in all material respects all of its obligations under any Contracts, agreements or other instruments relating to or affecting the properties, assets or business of the Alibaba Group;

(h)  not enter into or assume any Contract that would constitute an Intellectual Property Contract that is material to the business of the Alibaba Group or a Material Contract, or enter into or permit any amendment, supplement, waiver or other modification in respect thereof or in respect of any Intellectual Property Contract that is material to the business of the Alibaba Group or any Material Contract;

(i)  maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

(j)  comply in all material respects with all Laws applicable to it or the properties, assets or business of the Alibaba Group;

(k)  not compromise, settle, grant any waiver or release relating to or otherwise adjust any material Litigation;

(l)  not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents, except to the extent contemplated or required by this Agreement or the Ancillary Agreements;

(m)  use reasonable efforts to maintain each member of the Alibaba Group’s good standing in its jurisdiction of organization and in the jurisdictions in which it is qualified to do business as a foreign corporation, except as would not be reasonably expected to have a Material Adverse Effect;

(n)  maintain all Governmental Approvals and other Consents necessary for, or otherwise material to, the business of the Alibaba Group, except where the failure to maintain such Governmental Approvals or other Consents would not reasonably be expected to have a Material Adverse Effect;

(o)  not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(p)  promptly advise Yahoo! in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect or a breach of this Section 5.1;

(q)  conduct all Tax affairs relating to Alibaba only in the Ordinary Course of Business, and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into;

(r)  not issue or sell any shares of any class of its share capital, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, calls, warrants, conversion rights, repurchase rights, redemption rights or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares;

(s)  not incur any indebtedness for borrowed money, issue or sell any debt securities or prepay any debt (including, without limitation, any borrowings from or prepayments to any member of Alibaba Group), or incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any liability or obligation, in each case other than in the Ordinary Course of Business;

(t)  not forgive, cancel, compromise, waive or release any material debts, claims or rights, except for debts, claims and rights against Persons other than any member of Yahoo! Group, which are forgiven, cancelled, compromised, waived or released in the Ordinary Course of Business;

(u)  not pay any bonus to any officer, director, employee, sales representative, agent or consultant, or grant to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except for bonus payments and raises as set forth on Section 5.1 of the Alibaba Disclosure Schedule and except in the Ordinary Course of Business;

(v)  except in the Ordinary Course of Business, not enter into, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(w)  not change in any respect its accounting policies or principles, except as required by GAAP or applicable Tax Law;

(x)  not transfer or grant any rights or licenses under, or enter into any settlement regarding the infringement of, Alibaba Intellectual Property or enter into any licensing or similar agreement or arrangement other than in the Ordinary Course of Business;

(y)  not sell any assets with a value in excess of US$500,000 in each case or US$1,000,000 in the aggregate, other than inventory in the Ordinary Course of Business;

(z)  not agree or otherwise commit to take any of the actions proscribed in the foregoing paragraphs (a) through (y).

5.2  No Solicitation.  From the date hereof until the Closing Date,  Alibaba shall not, and shall cause each other member of the Alibaba Group and each Representative of any member of the Alibaba Group not to, (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition by any Person of any of the share capital or other securities of any member of the Alibaba Group, of all or any portion of the business of the Alibaba Group or of the assets of any member of the Alibaba Group or of the assets of any member of the Alibaba Group, excluding the issuance of any capital stock or securities convertible, exchangeable, exercisable or redeemable for, or otherwise related to the value of, the capital stock of any member of the Alibaba Group not in excess of 15% of the then issued and outstanding capital stock of such member to financial investors solely for capital raising purposes (an “Alibaba Alternative Transaction”), or (b) furnish or permit to be furnished any non-public information concerning any member of the Alibaba Group or its business and operations to any Person (other than Yahoo! and its Representatives), other than in the Ordinary Course of Business of Alibaba.  Alibaba shall promptly notify Yahoo! of any inquiry or proposal received by any member of the Alibaba Group or Representative thereof with respect to any such Alibaba Alternative Transaction.  Alibaba shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than Yahoo! in respect of any Alibaba Alternative Transaction.

5.3  Access and Information.

(a)  So long as this Agreement remains in effect, Alibaba will (and will cause each member of the Alibaba Group to) give Yahoo! and its Representatives, full access during reasonable business hours to its properties, assets, books, contracts, commitments, reports and records relating to the Alibaba Group, and furnish to them all such documents, records and information with respect to the properties, assets, rights and business of the Alibaba Group and copies of any work papers (in case of work papers, subject to execution by Yahoo! of a customary confidentiality and indemnification agreement if requested by the accountants who produced such work papers) relating thereto as Yahoo! shall from time to time reasonably request except to the extent prohibited by applicable Law or the Alibaba User Privacy Policy.  In addition, Alibaba will, and will cause each member of the Alibaba Group to, permit Yahoo! and its Representatives, reasonable access during reasonable business hours to the Alibaba Group.  Alibaba will, and will cause each member of the Alibaba Group to, keep Yahoo! generally informed as to the affairs of the business of the Alibaba Group.

(b)  Alibaba will, and will cause each member of the Alibaba Group to, retain all books and records relating to the Alibaba Group in accordance with Alibaba’s record retention policies as presently in effect.  During the three-year period beginning on the Closing Date, Alibaba shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Yahoo! offering to surrender the same to Yahoo! at Yahoo!’s expense.

5.4  Subsequent Financial Statements and Reports.  From the date hereof to and including the Closing Date, Alibaba will (i) provide to Yahoo! a monthly management report in scope and detail consistent with those management reports that have historically been distributed to senior management of Alibaba and Tao Bao, and (ii) timely prepare, and promptly deliver to Yahoo!, unaudited quarterly financial statements in scope and detail consistent with such quarterly financial statements as historically distributed to such senior management.  Each such financial statement shall be prepared in accordance with GAAP (subject to year end audit adjustments and except as may be indicated in the notes thereto) and shall present fairly the financial position, assets and liabilities of the consolidated Alibaba Group as at the date thereof and the results of its operations and its cash flows for the period then ended, in accordance with accounting policies and procedures consistent with those historically used by the Alibaba Group in the preparation of financial statements.

5.5  Further Actions.

(a)  Alibaba shall, and shall cause each other member of the Alibaba Group to, use reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for each member of the Alibaba Group to fulfill and perform its obligations in respect of this Agreement and the Ancillary Agreements to which it is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby.

(b)  Alibaba shall, and shall cause each other member of the Alibaba Group to, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law applicable to any member of the Alibaba Group, and give such reasonable undertakings as may be required in connection therewith, and (ii) use reasonable efforts to obtain or make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by any member of the Alibaba Group, in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(c)  Alibaba shall, and shall cause each other member of the Alibaba Group to, coordinate and cooperate with Yahoo! in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Yahoo! in connection with the filings and other actions contemplated by Section 4.5.

(d)  At all times prior to the Closing Date, Alibaba shall promptly notify Yahoo! in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.3 to be satisfied, promptly upon becoming aware of the same.

(e)  Alibaba shall, and shall cause each other member of the Alibaba Group that is a party to any of the Ancillary Agreements to execute such agreements, in substantially the form attached as an exhibit to this Agreement (with changes or modifications as may be mutually agreed among the parties thereto) on or prior to the Closing Date.

5.6  Further Assurances.  Following the Closing Date, Alibaba shall, and shall cause each other member of the Alibaba Group to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Yahoo!, to confirm and assure the rights and obligations provided for in this Agreement and the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

5.7  China Group Employees.  From and after the Closing, Alibaba shall, and shall cause its Subsidiaries (including the China Group after the Closing) to maintain compensation, bonus, incentive and other Benefit Plans for the benefit of the employees of the China Group (the “China Group Employees”) that are not less favorable in the aggregate to those benefits currently provided to similarly situated employees of any member of the Alibaba Group.  With respect to each Benefit Plan, practice or policy of Alibaba or any of its Subsidiaries, each China Group Employee shall be given credit under such Benefit Plan for all service with the China Group or any predecessor employer (to the extent such credit was given by the China Group or any predecessor employer under a comparable Benefit Plan), for purposes of determining eligibility and vesting and for all other purposes for which such service is either taken into account or recognized (except where such credit would result in duplication of accrued benefits under each Benefit Plan).  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.  China Group Employees shall be given full credit for amounts paid under any Benefit Plan during the same calendar year in which they commence participation in a comparable Benefit Plan of Alibaba or any of its Subsidiaries for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts have been paid in accordance with the terms and conditions of the comparable Benefit Plan of Alibaba or any of its Subsidiaries.  Alibaba will, pursuant to its applicable Benefit Plan, grant to each China Group Employee options of comparable economic value to subscribe for Ordinary Shares in substitution for those in-the-money unvested options to purchase common stock of Yahoo! held by such employee at the Closing Date, which may be terminated by Yahoo!; provided, however, that nothing in this Section 5.7 shall be construed as obligating Alibaba to continue the employment of any China Group Employee after Closing.

5.8  China Business Audit.  Alibaba undertakes to complete the China Business Audit as soon as practicable after the Closing Date.

6.                                      Covenants of Alibaba and Yahoo!.

6.1  Confidentiality.

(a)  Except as required by the NASDAQ rules or the rules of any other quotation system or exchange on which Yahoo!’s securities are listed or applicable Law, Yahoo! shall not disclose, shall not permit any other member of Yahoo! Group (together with Yahoo!, “Yahoo! Parties”) or any officers, directors or employees of Yahoo! or any other member of Yahoo! Group to disclose, and shall prevent the respective other Representatives and contractors of any member of Yahoo! Group (such officers, directors, employees, other Representatives and contractors, “Yahoo! Representatives”) from disclosing, to any Person, until the second anniversary of the Closing Date shall have occurred, any Alibaba Information (as hereinafter defined) that has been previously furnished by or on behalf of Alibaba to any Yahoo! Representative, or is so furnished prior to or on the Closing Date, or otherwise is known to any Yahoo! Party on the Closing Date.  The term “Alibaba Information” means any information concerning Alibaba or any member of the China Group, or the business, activities or operations of Alibaba or any member of the China Group, including but not limited to information relating to pricing, technologies, trade secrets, business plans, processes, strategies, customers, suppliers, financial data, statistics, or research and development, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Yahoo! Party or Yahoo! Representative, or (ii) any Yahoo! Party or Yahoo! Representative is required to disclose by Law or legal process.  The term “Confidential Alibaba Information” means any Alibaba Information that the receiving Yahoo! Party knows or reasonably should know is confidential or proprietary, or that Alibaba or any member of the China Group has identified in writing to the receiving Yahoo! Party as being confidential or proprietary.

(b)  Except as required by the NASDAQ rules or the rules of any other quotation system or exchange on which Alibaba’s securities are listed or applicable Law, Alibaba shall not disclose, shall not permit any member of the China Group (together with Alibaba, “Alibaba Parties”) or any officers, directors or employees of Alibaba or any member of the China Group to disclose, and shall prevent the respective other Representatives and contractors of Alibaba or any member of the China Group (such officers, directors, employees, other Representatives and contractors, “Alibaba Representatives”) from disclosing, to any Person, until the second anniversary of the Closing Date shall have occurred, any Yahoo! Information (as hereinafter defined) that has been previously furnished by or on behalf of Yahoo! to any Alibaba Representative, or is so furnished prior to or on the Closing Date, or otherwise is known to any Alibaba Party on the Closing Date.  The term “Yahoo! Information” means any information concerning Yahoo!, or the business, activities or operations of Yahoo!, including but not limited to information relating to pricing, technologies, trade secrets, business plans, processes, strategies, customers, suppliers, financial data, statistics, or research and development, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Alibaba Party or Alibaba Representative, or (ii) any Alibaba Party or Alibaba Representative is required to disclose by Law or legal process.  The term “Confidential Yahoo! Information” means any Yahoo! Information that the receiving Alibaba Party knows or reasonably should know is confidential or proprietary, or that Yahoo! has identified in writing to the receiving Alibaba Party as being confidential or proprietary.

(c)  In the event that any Yahoo! Party is requested in any proceeding to disclose any Alibaba Information, Yahoo! shall give Alibaba prompt written notice of such request so that Alibaba may seek an appropriate protective order.  If in the absence of a protective order any Yahoo! Party is compelled in a proceeding to disclose Alibaba Information, such Yahoo! Party may disclose such portion of Alibaba Information that in the opinion of Yahoo!’s counsel such Yahoo! Party is compelled to disclose, without liability under this Agreement, provided, however, that Yahoo! shall give Alibaba written notice of Alibaba Information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Alibaba Information.  In the event that any Alibaba Party is requested in any proceeding to disclose any Yahoo! Information, Alibaba shall give Yahoo! prompt written notice of such request so that Yahoo! may seek an appropriate protective order.  If in the absence of a protective order any Alibaba Party is compelled in a proceeding to disclose Yahoo! Information, such Alibaba Party may disclose such portion of Yahoo! Information that in the opinion of Alibaba’s counsel such Alibaba Party is compelled to disclose, without liability under this Agreement, provided, however, that Alibaba shall give Yahoo! written notice of Yahoo! Information to be disclosed as far in advance of its disclosure as is practicable and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Yahoo! Information.  Yahoo! agrees that neither it nor any other Yahoo! Party will appropriate any proprietary Alibaba Information for its or their benefit, and Alibaba agrees that neither it nor any other Alibaba Party will appropriate any proprietary Yahoo! Information for its or their benefit.

(d)  Yahoo! and Alibaba each acknowledge that the other such party and its Affiliates would be irreparably damaged in the event of a breach or a threatened breach of any of the acknowledging party’s obligations under this Section 6.1, and agrees, and shall cause each member of Yahoo! Group, in the case of Yahoo!, and each member of the China Group, in the case of Alibaba, to agree) that, in the event of a breach or a threatened breach of any such obligation, the other such party shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 6.1.

(e)  The provisions of this Section 6.1 shall not restrict Alibaba or any member of the China Group, or Yahoo! or any other member of Yahoo! Group, from using Information in performing their respective obligations under, or enforcing the terms of, this Agreement or any Ancillary Agreement, or in exercising their respective rights relating hereto or thereto or to the transactions contemplated hereby or thereby.

6.2  Publicity.  Except as may be required by the NASDAQ rules or the rules of any other quotation system or exchange on which Yahoo!’s or Alibaba’s securities are listed or applicable Law, neither Yahoo! nor Alibaba shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, without prior approval of the other party.  The parties will make a mutually agreed joint press release upon execution of this Agreement.  If any announcement is required by Law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

6.3  COAL Shares.  Subject to obtaining any necessary Governmental Approvals or Consents, Yahoo! and Alibaba shall enter into a transfer agreement, in a form proposed by Alibaba and reasonably satisfactory to Yahoo!, and take any other actions that are necessary to transfer the COAL Shares to Alibaba on the Closing Date or as soon thereafter as is practicable.  Yahoo! shall use reasonable efforts to promptly obtain all such necessary Consents and Governmental Approvals.

6.4  Tax Treatment.  Alibaba shall not take or permit any action, or omit to take action, if such action or omission would prevent the direct and indirect transfers of property by Yahoo! described in Section 1 from qualifying as a transfer governed by Section 351 of Code.  Alibaba will cooperate with Skadden, Arps, Slate,

Meagher & Flom LLP in obtaining the opinion referred to in Section 7.3(j), including by providing the representation letters referred to in Section 7.3(j).

6.5  Funding of China Business.

(a)  During the period between the date hereof and prior to the Closing, Yahoo! shall, and shall cause each member of the China Group to, carry on the China Business only in their respective Ordinary Course of Business and not deviate from the operating budget of the China Group as set forth in Section 6.5 of the Yahoo! Disclosure Schedule (the “China Group Budget”).  In particular, Yahoo! shall, and shall cause each member of the China Group to, make capital expenditures as contemplated in the China Group Budget.

(b)  During the period following the Closing Date to December 31, 2005, Alibaba shall, and shall cause each member of the China Group to, conduct the China Business only in their respective Ordinary Course of Business and not deviate from the China Group Budget.  In particular, Alibaba shall not, and shall cause each member of the China Group not to:

(i)  declare dividends or other distributions on, or redeem or repurchase any shares of, any class of share capital of any member of the China Group, make capital expenditures, defer any accounts receivable, prepay any accounts payable, delay payment of any trade payables or make any other cash payments, in each case other than in the Ordinary Course of Business of the China Group prior to the date of this Agreement;

(ii)  compromise, settle, grant any waiver or release relating to or otherwise adjust any material Litigation;

(iii)  forgive, cancel, compromise, waive or release any material debts, claims or rights, except for debts, claims and rights against Persons, which are forgiven, cancelled, compromised, waived or released in the Ordinary Course of Business of the China Group prior to the date of this Agreement;

(iv)  pay any bonus to any officer, director, employee, sales representative, agent or consultant, or grant to any officer, director, employee, sales representative, agent or consultant any other increase in compensation in any form, except in the Ordinary Course of Business of the China Group prior to the date of this Agreement;

(v)  except in the Ordinary Course of Business, enter into, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, sales representative, agent, consultant or Affiliate (whether or not legally binding);

(vi)  change in any respect its accounting policies or principles, except as required by GAAP or applicable Tax Law;

(vii)  merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other person; and

(viii)  agree or otherwise commit to take any of the actions proscribed in the foregoing paragraph (i) through (vii).

(c)  The Adjusted Cash Balance of the China Group as of December 31, 2005 shall be determined by an internationally recognized accounting firm mutually agreeable to Yahoo! and Alibaba within thirty (30) Business Days following the completion of the audit of the China Group for the fiscal year ended on December 31, 2005.  The “Adjusted Cash Balance” means the cash balance (which could be a negative number) of the China Group as of December 31, 2005 on the audited financial statements of the China Group for the fiscal year ended on December 31, 2005, as adjusted to exclude any effect of business (i) conducted outside the Ordinary Course of Business and (ii) deviated from the China Group Budget.  Such adjustment shall include, without limitation, (A) as to the period between the date hereof and the Closing Date, (i) deduction from the actual cash balance of the amount by which capital expenditures are less than the budgeted amount in the China Group Budget, and (ii) deduction from the actual cash balance of the amount of liabilities (including any reserved amount) incurred other than in the Ordinary Course of Business, and (B) as to the period between the day immediately following the Closing Date and December 31, 2005, (i) addition of the amount of capital expenditures in excess of the China Group Budget and (ii) addition of the amount of dividends or other distributions made other than in the Ordinary Course of Business.

(d)  (i) In the event the Adjusted Cash Balance is less than US$0.00, Yahoo! shall pay to Alibaba, and (ii) in the event the Adjusted Cash Balance is greater than US$1,800,000, Alibaba shall pay to Yahoo!, in each case, up to US$5,000,000, an amount equal to such shortfall from US$0.00 or such excess above US$1,800,000, as the case may be, by wire transfer of immediately available funds to the account of Alibaba or Yahoo!, as the case may be, within twenty (20) Business Days following the determination of the Adjusted Cash Balance.

7.                                      Conditions Precedent.

7.1  Conditions to Obligations of Each Party.  The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)  No Injunction, etc.  Consummation of the transactions contemplated hereby or by any of the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority in any material respect; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement or any of the Ancillary Agreements.  No action or proceeding shall be pending or threatened by any Governmental Authority on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or by any of the Ancillary Agreements in any material respect.

(b)  ICP Share Transfer Agreements.  Each of the ICP Share Transfer Agreements shall have been duly executed and delivered, and the China ICP Shares shall have been validly transferred to the Alibaba Designees on or prior to the Closing Date, with control documentation reasonably satisfactory to Yahoo! and Alibaba.

(c)  Tao Bao Share Exchange Agreement.  The transactions contemplated by the Tao Bao Share Exchange Agreement shall have been consummated on or prior to the Closing Date.

(d)  Share Conversion.  The Share Conversion shall have been consummated on or prior to the Closing Date.

(e)  Tao Bao Share Purchase Agreement.  The transactions contemplated by the Tao Bao Share Purchase Agreement shall have been consummated on or prior to the Closing Date.

7.2  Conditions to Obligations of Alibaba.  The obligations of Alibaba to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)  Representations, Performance.

(i)  The representations and warranties contained in Section 2 (i) shall be true and correct in all respects at and as of the date hereof, and (ii) shall be deemed to be made and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)  Yahoo! shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this

Agreement to be performed or complied with by Yahoo! prior to or on the Closing Date.

(iii)  Yahoo! shall have delivered to Alibaba a certificate, dated the Closing Date and signed by a duly authorized officer of Yahoo!, to the effect set forth above in this Section 7.2(a).

(b)  Deliveries at Closing.  At the Closing, Yahoo! shall have delivered (i) to Alibaba all of the certificates for the 3721 Shares and the Tao Bao Shares, (ii) to Alibaba documentary evidence of the transfer of the WFOE Interests, (iii) to Alibaba Designees, the China ICP Shares, (iv) the Other Assets and (v) to Alibaba the Cash Consideration, in each case as provided in Section 1.2.

(c)  Consents.  The Governmental Approvals listed on Section 2.16(b)(i) of the Yahoo! Disclosure Schedule required to be made or obtained by any member of Yahoo! Group in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained.  All Governmental Approvals that arise after the date hereof required to be made or obtained by any member of the Yahoo! Group in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained, except where the failure to obtain such Governmental Approvals would not reasonably be expected to have or result in a Material Adverse Effect.  Complete and correct copies of all such Governmental Approvals shall have been delivered to Alibaba.

(d)  Resignation of Directors.  All directors and officers of any member of the China Group whose resignations shall have been requested by Alibaba in writing not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

(e)  No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since December 31, 2004 that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, a Material Adverse Effect on the China Group.

(f)  Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each party thereto other than members of the Alibaba Group or members of management of Alibaba.

(g)  Opinion of Counsels.  Alibaba shall have received an opinion, addressed to it and dated the Closing Date, from each of Skadden, Arps, Slate, Meagher & Flom LLP, Deacons, Conyers Dill & Pearman and Haiwen & Partners, each a counsel to Yahoo!, substantially in form of Exhibit I hereto.

7.3  Conditions to Obligations of Yahoo!.  The obligation of Yahoo! to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

(a)  Representations, Performance, etc.

(i)  The representations and warranties contained in Section 3 (i) shall be true and correct in all respects at and as of the date hereof and (ii) shall be deemed to be made and shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such time (except to the extent expressly by its terms made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii)  Alibaba shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(iii)  Alibaba shall have delivered to Yahoo! a certificate dated the Closing Date and signed by Alibaba’s Chief Financial Officer to the effect set forth above in this Section 7.3(a).

(b)  Delivery of Share Certificates.  Alibaba shall have delivered the certificates representing the Primary Shares to Yahoo! at the Closing in the manner set forth in Section 1.2.

(c)  Consents.  All Governmental Approvals listed in Section 3.16(b)(i) of the Alibaba Disclosure Schedule required to be made or obtained by any member of the Alibaba Group in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained.  All Governmental Approvals that arise after the date hereof required to be made or obtained by any member of the Alibaba Group in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained, except where the failure to obtain such Governmental Approvals would not reasonably be expected to have or result in a Material Adverse Effect.  Complete and correct copies of all such Governmental Approvals shall have been delivered to Yahoo!.

(d)  No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since December 31, 2004 that, individually or in the aggregate, has had or resulted in, or would reasonably be expected to become or result in, a Material Adverse Effect on the Alibaba Group.

(e)  Opinion of Counsels.  Yahoo! shall have received an opinion, addressed to it and dated the Closing Date, from each of Debevoise & Plimpton LLP,

Maples & Calder and TransAsia Lawyers, each a counsel to Alibaba, substantially in the form of Exhibit J hereto.

(f)  Ancillary Agreements.  Each of the Ancillary Agreements shall have been executed and delivered by each Person that is to be a party thereto other than Yahoo!.

(g)  Board Composition.  The board of directors of Alibaba shall have been reconstituted in the manner contemplated by the Shareholders’ Agreement.

(h)  Memorandum and Articles.  The Memorandum and Articles shall have been filed with the Registrar of Companies of the Cayman Islands, shall not have been amended, and shall be in full force and effect.

(i)  Secondary Share Purchase Agreement.  The transactions contemplated by the Secondary Share Purchase Agreement shall have been consummated on or prior to the Closing Date.

(j)  Tax Opinion.  Yahoo! shall have received an opinion, dated as of the Closing Date, from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Yahoo!, in form and substance reasonably satisfactory to Yahoo!, to the effect that the direct and indirect transfers of property by Yahoo! described in Section 1 should be treated as a transfer of property governed by Section 351 of the Code.  The issuance of such opinion shall be conditioned upon the receipt by Skadden, Arps, Slate, Meagher & Flom LLP, of representation letters from Yahoo!, Alibaba, Softbank, Netking Venture Corporation, Jack Ma, Dataexchange Development Inc. and PEME Holding Limited, substantially in the form of Exhibit M hereto, including representations confirming the accuracy of Section 3.2(e) of the Alibaba Disclosure Schedule.  Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

8.                                      Termination.

8.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  By the written agreement of Alibaba and Yahoo!;

(b)  By Yahoo! or Alibaba by written notice to the other party after 5:00 p.m. Hong Kong time on December 31, 2005 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of Yahoo! and Alibaba; or

(c)  By Yahoo! if the conditions set forth in Section 7.3(a)(i) and 7.3(a)(ii) would not be satisfied and which shall not have been cured within 30 days following written notice thereof; provided that Yahoo! shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Yahoo! is then in material breach of any of its covenants or agreements contained in this Agreement such that the Closing conditions set forth in Section 7.2(a)(i) or 7.2(a)(ii) would not be satisfied; or

(d)  By Alibaba if conditions set forth in Section 7.2(a)(i) and 7.2(a)(ii) would not be satisfied and which shall not have been cured within 30 days following written notice thereof; provided that Alibaba shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if Alibaba is then in material breach of any of its covenants or agreements contained in this Agreement such that the Closing conditions set forth in Section 7.3(a)(i) or 7.3(a)(ii) would not be satisfied.

8.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except as specified in Sections 2.24, 3.23, 6.1, 6.2, 8.2, 11.1 and 11.3 and except for any liability resulting from such party’s intentional and material breach of this Agreement.

9.                                      Indemnification.

9.1  Indemnification by Yahoo! and Alibaba.

(a)  Yahoo! covenants and agrees to defend, indemnify and hold harmless each of Alibaba, its Affiliates, the members of the China Group and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Alibaba Indemnitees”) from and against, and pay or reimburse Alibaba Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of:

(i)   any inaccuracy of any representation or warranty that survives the Closing when made or deemed made by any member of Yahoo! Group herein or in connection herewith; or

(ii)   any failure of any member of Yahoo! Group to perform any post-Closing covenant or agreement hereunder or fulfill any other obligation in respect hereof;

(b)  Alibaba covenants and agrees to defend, indemnify and hold harmless each of Yahoo!, its Subsidiaries and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Yahoo!

Indemnitees”) from and against, and pay or reimburse Yahoo! Indemnitees for any and all Losses, resulting from or arising out of:

(i)  any inaccuracy of any representation or warranty that survives the Closing when made or deemed made by Alibaba herein or in connection herewith; or

(ii)  any failure of Alibaba to perform any post-Closing covenant or agreement hereunder or fulfill any other obligation in respect hereof.

9.2  Limitation.

(a)  For purposes of this Section 9, any inaccuracy in any representation or warranty shall be determined without regard to any materiality or Material Adverse Effect qualification, or any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty, which qualification or requirement limits the scope of such representation or warranty and, giving effect thereto, renders such representation or warranty accurate.

(b)  Neither Yahoo! nor Alibaba shall be required to indemnify the Alibaba Indemnitees or the Yahoo! Indemnitees, as the case may be, with respect to any claim for indemnification pursuant to clause (i) of the Section 9.1(a) or clause (i) of Section 9.1(b), as the case may be, in respect of any inaccuracies in the representations and warranties of Yahoo! or Alibaba, as the case may be, referred to in such clause, unless and until the aggregate amount of all claims against Yahoo! or Alibaba, as the case may be, under Section 9.1 exceeds US$5,000,000, and then only to the extent of such excess, provided, however, that (i) the aggregate liability of Yahoo! under Section 9.1 shall not exceed US$50,000,000, (ii) the aggregate liability of Alibaba under Section 9.1 shall not exceed US$70,000,000 and (iii) the amount of each claim arising from a single occurrence or event under Section 9.1 shall be US$500,000 or more.

(c)  Alibaba shall pay any Loss payable by Alibaba to any Yahoo! Indemnitee pursuant to this Section 9 by issuing such number of new Ordinary Shares that is equal to such number of new Ordinary Shares determined by applying the following formula:

L * N
S * (N – Y) – L

where:

L              =                                         Amount of the Loss to be indemnified

N                                       =                                         Total number of Ordinary Shares then outstanding

S              =                                         6.49744381587623

Y                                        =                                         The number of Ordinary Shares then owned by Yahoo!

9.3  Payment Adjustments, etc.

(a)  Any indemnity payment made by Yahoo! to Alibaba Indemnitees, on the one hand, or by Alibaba to Yahoo! Indemnitees, on the other hand, pursuant to this Section 9 in respect of any claim (i) shall be net of an amount equal to (x) any insurance proceeds realized by and paid to the Indemnified Party minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks, and (ii) shall be (A) reduced by an amount equal to the Income Tax benefits, if any, attributable to such claim and (B) increased by an amount equal to the Income Taxes, if any, attributable to the receipt of such indemnity payment, but only to the extent that such Tax benefits are actually realized, or such Income Taxes are actually paid, as the case may be, by Yahoo! Indemnitees or Alibaba Indemnitees or any consolidated, combined or unitary group of which any Alibaba Indemnitee or Yahoo! Indemnitees is a member.  The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to Section 9; provided, that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any correspondent increase in insurance premiums or other chargebacks to the Indemnified Party or the China Group, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification pursuant to this Section 9.

(b)  The indemnity provided for in this Section 9 shall be the sole and exclusive remedy of Alibaba or Yahoo!, as the case may be, after the Closing for any Losses incurred in connection with this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of fraud or intentional misrepresentation or intentional omission by the other party in connection herewith or the transactions contemplated hereby.

9.4  Indemnification Procedures.  In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or (in the case of an Indemnified Party that is a Alibaba Indemnitee) the ability of any member of the China Group to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand.  In any event, Yahoo! and Alibaba shall cooperate in the defense of any claim or litigation subject to this Section 9 and the records of each shall be available to the other with respect to such defense.

9.5  Survival of Representations and Warranties, etc.  All claims for indemnification under clause (i) of Section 9.1(a) or clause (i) of Section 9.2 with respect to the representations and warranties contained herein must be asserted on or prior to the date that is twenty (20) Business Days  after the termination of the survival period set forth in this Section 9.5, and all lawsuits with respect to such claims must be brought within the proper periods as specified by the applicable statutes of limitations.  The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(a)  the representations and warranties contained in Sections 2.1, 2.2, 2.6, 2.7, 2.9, 2.10, 2.12, 2.13, 2.15, 2.16(b)(ii) and 2.18 and 3.1, 3.2, 3.5, 3.6, 3.7, 3.9, 3.12, 3.13, 3.15, 3.16(b)(ii) and 3.18 shall survive until 15 Business Days after the completion of the China Business Audit;

(b)  except as set forth in clause (a) above, the representations and warranties of Yahoo! and Alibaba contained in Section 2 and Section 3, respectively, shall terminate upon the Closing.

10.                                Definitions.

10.1  Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein, all references to “dollars” or “US$” shall be deemed references to the lawful money of the United States of America.  All references to “RMB” shall be deemed references to Renminbi, the lawful money of China.

10.2  Certain Terms.  Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

3721 HK:  as defined in the recitals of this Agreement.

3721 Shares:  as defined in the recitals of this Agreement.

Accountant: as defined in Section 4.7(c).

Adjusted Cash Balance: as defined in Section 6.5(c).

Affiliate:  of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.  “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

Agreement:  as defined in the first paragraph of this Agreement.

Alibaba:  as defined in the first paragraph of this Agreement.

Alibaba Alternative Transaction: as defined in Section 5.2.

Alibaba Balance Sheet:  means the balance sheet as of June 30, 2005 included as a part of the Alibaba Financial Statements.

Alibaba Designees: Jack Ma Yun, the Chief Executive Officer of Alibaba, and/or persons designated by him to act in such capacity.

Alibaba Disclosure Schedule: as defined in the first paragraph of Section 3.

Alibaba Financial Statements:  the audited consolidated balance sheets and the related statements of operations, shareholders’ equity and cash flows as of and for the twelve months ended December 31, 2004 and 2005 and the unaudited consolidated balance sheets and the related statements of operations as of and for the six-month period ended June 30, 2005, of Alibaba.

Alibaba Group: Alibaba and its Subsidiaries.  For the purpose of this Agreement only, Tao Bao and its Subsidiaries shall be deemed to be members of the Alibaba Group.

Alibaba Indemnitees:  as defined in Section 9.1(a).

Alibaba Information:  as defined in Section 6.1(a).

Alibaba Intellectual Property: all material Intellectual Property purported to be owned by any member of the Alibaba Group.

Alibaba Online Dataroom: the online document dataroom hosted by Merrill Corporation to which Yahoo! was granted access during the period before the execution of this Agreement.

Alibaba Parties: as defined in Section 6.1(b).

Alibaba Representatives: as defined in Section 6.1(b).

Alibaba Shareholders Approvals: approvals of certain shareholders of Alibaba, obtained through the execution and delivery by such shareholders of the Voting Agreements and related proxies, agreed to vote their shares, through their proxies, (i) in favor of the approval of this Agreement and the Ancillary Agreements and the other actions contemplated by this Agreement and the Ancillary Agreements (including, without limitation, the conversion of all issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Ordinary Shares) and any actions required in furtherance thereof, including but not limited the approval of the Memorandum and Articles, as contemplated by this Agreement; and under no circumstances will the shareholders seek to exercise their voting right contrary to the manner set out in this subclause; (ii) against (A) approval of any proposal made in opposition to, or in competition with, this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, and (B) any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Alibaba in this Agreement or the Ancillary Agreements; (iii)

impede, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by this Agreement and the Ancillary Agreements.

Alibaba User Privacy Policy: the policy of Alibaba for the purpose of protecting the privacy of the user data, as such policy may be updated from time to time.

Ancillary Agreements:  the ancillary agreements to be entered into in connection with the consummation of the transactions contemplated by this Agreement, including without limitation, the Shareholders Agreement, the Memorandum and Articles, the Secondary Shares Purchase Agreement, the Tao Bao Share Purchase Agreement, the Tao Bao Share Exchange Agreement, the Non-Competition Agreements, the Registration Rights Agreement, the Technology and Intellectual Property License Agreement and the Yahoo! Investment Agreement.

Assets:  as defined in Section 2.10(a).

Benefit Plan:  any plan, agreement or arrangement, formal or informal, whether oral or written, whereby any member of the China Group or Alibaba, as the case may be, or any of their respective Subsidiaries provides any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including, without limitation, any profit sharing, deferred compensation, stock option, performance stock, employee stock purchase, bonus, severance, retirement, health or insurance plans.

Business Days: any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing, or Hong Kong.

Cash Consideration: as defined in Section 1.1.

China:  the People’s Republic of China.

China Business:  the business and operations of the China Group as previously or currently conducted or contemplated by the members of the China Group as of the date hereof to be conducted, which shall include: (i) the business known as “3721 Internet Real Names” (a.k.a. “Chinese Key Words”); (ii) the business relating to Yahoo!’s search engine and its monetization models (including but not limited to the business as contemplated by Yahoo! Marketing Services); (iii) the business relating to the Yahoo! China portal, consisting of the homepage, news and information and entertainment content; (iv) the business relating to the e-commerce auction platform of 1pai.com.cn; (v) the business relating to the Yahoo! Wireless platforms run by Yahoo! in China, including e-mail, instant messaging, greeting cards, personals and chat rooms.

China Business Audit: the audit of the China Business by an internationally recognized accounting firm for the nine-month period ending September 30, 2005.

China Group:  3721 HK, COAL, the WFOE and the China ICP Companies, and their respective Subsidiaries and controlled-Affiliates.

China Group Balance Sheet:  means the unaudited balance sheet as of June 30, 2005 included as a part of the China Group Financial Statements.

China Group Budget: as defined in Section 6.5(a).

China Group Employee: as defined in Section 5.7.

China Group Financial Statements:  the unaudited consolidated balance sheets and the related statements of operations as of and for the twelve months ended December 31, 2004 and as of and for the six months ended June 30, 2005, of the China Group (excluding COAL).

China Intellectual Property: all material Intellectual Property purported to be owned by any member of the China Group.

China ICP Companies:  Beijing SunnyVale Information Technology Co., Ltd., Beijing Guofeng Xintong Technology and Science Co., Ltd. and Beijing 3721 Technology Co., Ltd.

China ICP Shares:  as defined in the recitals of this Agreement.

Claimant: as defined in Section 11.3(b).

Closing:  as defined in Section 1.2.

Closing Date:  as defined in Section 1.2.

COAL: China Online Auction Ltd., a Cayman Islands company, and its Subsidiaries and controlled-Affiliates.

COAL Shares: 67% of the issued and outstanding shares of COAL, on a fully diluted basis.

Code: the United States Internal Revenue Code of 1986, as amended.

Confidential Alibaba Information:  as defined in Section 6.1(a).

Confidential Yahoo! Information:  as defined in Section 6.1(b).

Consent:  any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

Contract:  all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral.

Environmental Laws:  all Laws relating to the protection of the environment, to human health and safety or to any environmental activity.

Family Members:  any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Person, and shall include adoptive relationships of the same type.

GAAP:  United States generally accepted accounting principles applied on a consistent basis.

Governmental Approval:  any Consent of, with or to any Governmental Authority.

Governmental Authority:  any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

ICC: as defined in Section 11.3(b).

ICP Share Transfer Agreements:  one or more agreements pursuant to which the China ICP Shares shall be transferred from the Yahoo! Designees to the Alibaba Designees.

Income Tax Return:  any return, report, declaration, form, claim for refund or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Income Tax:  any Tax computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax.

Indebtedness:  as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

Indemnified Party:  as defined in Section 9.4.

Indemnifying Party:  as defined in Section 9.4.

Intellectual Property:  trademarks, service marks, trade names, domain names, trade dress, copyrights and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media) and licenses of any of the foregoing.

Intercompany Contracts: Contracts between any member of the China Group, on the one hand, and any member of the Yahoo! Group (other than a member of the China Group), on the other hand.

Key Executives:  the executives of Alibaba who are contemplated to be signatories to a Non-Competition Agreement.

knowledge: (i) with respect to any natural person, the knowledge of such person after reasonable inquiry, or (ii) with respect to any corporation or entity, the knowledge of the officers and directors of such corporation or entity and its Subsidiaries, in each case, after reasonable inquiry.

Law:  all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

Leased Real Property:  all interests leased pursuant to the Leases of the China Group or the Alibaba Group, as applicable.

Leases:  the real property leases, subleases, licenses and occupancy agreements.

Lien:  any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

Litigation:  any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

Losses:  as defined in Section 9.1.

Material Adverse Effect:  any event, occurrence, fact, condition, change, development or effect that (i) is or would reasonably likely be materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the China Group or the Alibaba Group, as applicable, (ii) results from the breach of Section 4.2 or Section 5.2 of this Agreement, or (iii) with respect to any party hereto, would be reasonably likely to prevent or materially impair such party’s ability to perform its obligations hereunder or under any Ancillary Agreement, in each case other than any event, occurrence, fact, condition, change, development or effect relating to or arising out of (a) the economy in general and not specifically related to or otherwise specifically and disproportionately affecting any member of the China Group or any member of the Alibaba Group, respectively, (b) the industries in which the China Group and the Alibaba Group, respectively, are engaged generally and not specifically and disproportionately related to the China Group or the Alibaba Group, respectively, (c) actions taken pursuant to and in compliance with this Agreement or any of the Ancillary Agreements, (d) changes in Law or GAAP, (e) the announcement or consummation, actual or prospective, of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby or (f) any non-cash audit adjustments under GAAP relating to stock-based compensation and deemed disposal to the unaudited Alibaba Financial Statements for the six months ended June 30, 2005 or the unaudited Tao Bao Financial Statements for the six months ended June 30, 2005; provided, that these subclauses (c) and (e) shall not be applicable in determining whether a Material Adverse Effect occurs under Section 2.3 or Section 3.3 of this Agreement.

Material Contract: any Contract that any member of the China Group or the Alibaba Group, as applicable, is a party to or bound by, that (i) involves or is anticipated to involve aggregate payments of more than US$500,000 per year, or (ii) contains a non-competition covenant that precludes or restricts any member of the China Group or the Alibaba Group, as applicable, from operating in any line of business or in any geographic location.

made available: available on the Yahoo! Online Dataroom or the Alibaba Online Dataroom, as applicable.

Memorandum and Articles: the Memorandum and Articles of Association of Alibaba, to be adopted and approved by the shareholders of Alibaba on or prior to the Closing Date, substantially in the form of Exhibit A hereto.

Non-Competition Agreements:  the agreements to which Alibaba, Yahoo! and each of the Key Executives will become parties upon consummation of the transactions contemplated by this Agreement, substantially in the form of Exhibit G hereto.

Ordinary Course of Business:  the usual, regular and ordinary course of business consistent with the past custom and practice thereof.

Ordinary Shares:  the ordinary shares, par value US$0.0001 per share, of Alibaba.

Organizational Documents:  as to any Person, its certificate or articles of incorporation, by-laws and other organizational documents.

Other Assets:  as defined in the recitals of this Agreement.

Owned Real Property:  the real property owned by the China Group or the Alibaba Group, as applicable, together with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by the China Group or the Alibaba Group, as applicable, and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

Permitted Liens: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable, (ii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of business, (iv) zoning, entitlement and other land use and environmental regulations by Governmental Authorities; and (v) Liens that do not materially and adversely affect the value of, or materially interfere with the use of, the asset, property or right subject to such Lien.

Person:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

Primary Shares:  as defined in Section 1.1.

Real Property:  the Owned Real Property and the Leased Real Property of the China Group or the Alibaba Group, as applicable.

Registration Rights Agreement:  The registration rights agreement to be entered into by and among Alibaba and certain of its shareholders on or prior to the Closing Date, substantially in the form of Exhibit K hereto.

Representatives:  as to any Person, its accountants, counsel, consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

Request: as defined in Section 11.3(b).

Respondent: as defined in Section 11.3(b).

Secondary Share Purchase Agreement:  the agreement pursuant to which Yahoo! and Softbank will purchase from certain existing shareholders of Alibaba, and such shareholders will sell to Yahoo! and Softbank, certain Ordinary Shares, on the terms and conditions set forth in such agreement, substantially in the form of Exhibit C hereto, by and among Yahoo!, Softbank and such shareholders.

Series A Preferred Shares:  the series A preferred shares, par value US$0.0001 per share, in the share capital of Alibaba.

Series B Preferred Shares:  the series B preferred shares, par value US$0.0001 per share, in the share capital of Alibaba.

Series C Preferred Shares:  the series C preferred shares, par value US$0.0001 per share, in the share capital of Alibaba.

Share Conversion:  the conversion of all issued and outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Ordinary Shares, in accordance with the resolutions of the holders of such preferred shares to be adopted at an Alibaba shareholders meeting to be held on or prior to the Closing Date.

Shareholders Agreement: the shareholders agreement to be entered into by and among Yahoo!, Alibaba and the Management Members (as defined in such Agreement) on or prior to the Closing Date, substantially in the form of Exhibit B hereto.

Subsidiaries:  each corporation or other Person in which a Person owns or controls, directly or indirectly, share capital or other equity interests representing more than 50% of the outstanding voting stock or other equity interests or otherwise controls via contractual relationships similar to those governing the China ICP Companies.

Softbank:  SOFTBANK CORP., a Japanese corporation.

Tao Bao:  Tao Bao Holding Limited, a Cayman Islands company.

Tao Bao Balance Sheet: means the balance sheet as of June 30, 2005 included as a part of the China Group Financial Statements.

Tao Bao Financial Statements:  the audited consolidated balance sheets and the related statements of operations, shareholders’ equity and cash flows as of and for the twelve months ended December 31, 2004 and for the period ended December 31, 2003 from June 17, 2003 and the unaudited consolidated balance sheets and the related statements of operations as of and for the six-month period ended June 30, 2005, of Tao Bao.

Tao Bao Plan Participants:  certain employees, consultants and directors of Tao Bao who hold certain shares and/or options and/or warrants to acquire shares of Tao Bao.

Tao Bao Share Exchange Agreement:  the agreement pursuant to which Alibaba will (i) issue certain Ordinary Shares in exchange for all issued and outstanding shares held by Softbank and the other Tao Bao shareholders and the Tao Bao Plan Participants (other than shares of Tao Bao held by Softbank that are transferred to Yahoo! pursuant to the Tao Bao Share Purchase Agreement) and (ii) grant certain options and/or warrants of Alibaba to the Tao Bao Plan Participants in consideration of cancellation of their respective options and/or warrants of Tao Bao, substantially in the form of Exhibit E hereto, by and among Alibaba, Softbank and the other shareholders of Tao Bao.

Tao Bao Share Purchase Agreement:  the agreement pursuant to which Softbank will cause its wholly-owned subsidiary to transfer certain shares of Tao Bao to Yahoo! in consideration of US$360 million to be paid by Yahoo!, substantially in the form of Exhibit D hereto, by and among Softbank, such wholly-owned subsidiary and Yahoo!.

Tao Bao Shares: the shares of Tao Bao that are transferred from Softbank’s wholly-owned Subsidiary to Yahoo! pursuant to the Tao Bao Share Purchase Agreement.

Tax Return:  any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Tax:  any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, share capital, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Technology and Intellectual Property License Agreement:  the agreement by and between Yahoo! and Alibaba to be entered into on or prior to the Closing Date, substantially in the form of Exhibit F hereto.

Voting Agreements: the voting agreements and related proxies, substantially in the form of Exhibit H hereto.

WFOE: as defined in the recitals of this Agreement.

WFOE Interests:  as defined in the recitals of this Agreement.

Yahoo!:  as defined in the first paragraph of this Agreement.

Yahoo! Alternative Transaction: as defined in Section 4.2.

Yahoo! Designees:  in respect of Beijing SunnyVale Information Technology Co., Ltd., Xie Hang, Xie Guejun, Wang Huainan, Shen Jianming and Cai Jiangwen, in respect of Beijing Guofeng Xintong Technology and Science Co., Ltd., Hu Huan and Zhou Hongyi and in respect of Beijing 3721 Technology Co. Ltd., Zhao Jian, Shi Xiaohong, Zhang Qing and Zhou Hongyi.

Yahoo! Disclosure Schedule: as defined in the first paragraph of Section 2.

Yahoo! Group:  Yahoo! and its Subsidiaries, including (prior to the consummation of the Closing) each member of the China Group.

Yahoo! HK:  as defined in the recitals of this Agreement.

Yahoo! Indemnitees: as defined in Section 9.1(b).

Yahoo! Information:  as defined in Section 6.1(b).

Yahoo! Investment Agreement:  the agreement substantially in the form of Exhibit M hereto to be executed by Yahoo! and Alibaba on the Closing Date.

Yahoo! Online Dataroom: the online document dataroom hosted by Merrill Corporation to which Alibaba was granted access during the period before the execution of this Agreement.

Yahoo! Parties: as defined in Section 6.1(a).

Yahoo! Representatives: as defined in Section 6.1(a).

Yahoo! User Privacy Policy: the policy of Yahoo! concerning privacy and the use and disclosure of user data, as such policy is posted at http:\\privacy.yahoo.com, or as it may be relocated by Yahoo! in the future.

11.                                Miscellaneous.

11.1  Expenses.

(a)  Except as set forth below in this Section 11.1 or as otherwise specifically provided for in this Agreement, each party to this Agreement shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

(b)  Alibaba and Yahoo! shall share in equal part all expenses (other than Taxes, which are governed by Section 4.7) in connection with the transfer of the Assets to Alibaba and all related regulatory filing expenses.

11.2  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by next-day or overnight mail or delivery or (c) sent by facsimile, as follows:

(a)  if to Alibaba,

Alibaba.com Corporation
c/o Alibaba.com Hong Kong Limited
2403-05 Jubilee Centre
18 Fenwick Street
Wanchai, Hong Kong
Fax: +852-2215-5200
Telephone: +852-2215-5100
Attention: Chief Financial Officer

with a copy to:

Debevoise & Plimpton LLP
13/F Entertainment Building
30 Queen’s Road Central
Hong Kong
Fax:  +852-2810-9828
Telephone:  +852-2160-9800
Attention: Thomas M. Britt III

(b)  if to Yahoo!,

Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089
Fax:  +1-408-349-3301
Telephone:  +1-408-349-3300
Attention:  General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, CA 94301
Fax:  +1-650-470-4570
Telephone:  +1-650-470-4500
Attention: Kenton J. King

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by next-day or overnight mail or delivery, on the day delivered, (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that a copy is also sent by another method described herein.

11.3  Governing Law and Dispute Resolution.

(a)  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.

(b)  Dispute Resolution

(i)  Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties.  The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances.  The arbitration shall be conducted in the English language.

(ii)  The arbitration shall be conducted by three arbitrators.  The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within 30 days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

(iii)  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(iv)  In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within 90 days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement and the Ancillary Agreements.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Ancillary Agreements, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(v)  The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(vi)  The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(vii)  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(viii)  Notwithstanding this Section 11.3(b) or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

11.4  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

11.5  Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

11.6  No Third Party Beneficiaries.  Except as provided in Section 9 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

11.7  Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.  The representations and warranties of Yahoo! shall not be affected or deemed waived by reason of any investigation made by or on behalf of Alibaba (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Alibaba or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

11.8  Entire Agreement.  This Agreement and the Ancillary Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.9  Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

11.10  Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

11.11  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

YAHOO! INC.

By:		/s/ Jerry Yang
	Name:	Jerry Yang
	Title:	Chief Yahoo

ALIBABA.COM CORPORATION

By:		/s/ Jack Ma Yun
	Name:	Jack Ma Yun
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AND CONTRIBUTION AGREEMENT]

SCHEDULE A

OTHER ASSETS

EXHIBIT A

MEMORANDUM AND ARTICLES

EXHIBIT B

SHAREHOLDERS AGREEMENT

EXHIBIT C

SECONDARY SHARE PURCHASE AGREEMENT

EXHIBIT D

TAO BAO SHARE PURCHASE AGREEMENT

EXHIBIT E

TAO BAO SHARE EXCHANGE AGREEMENT

EXHIBIT F

TECHNOLOGY AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

EXHIBIT G

NON-COMPETITION AGREEMENT

EXHIBIT H

VOTING AGREEMENT

EXHIBIT I

OPINIONS OF COUNSELS TO YAHOO!

EXHIBIT J

OPINIONS OF COUNSELS TO ALIBABA

EXHIBIT K

REGISTRATION RIGHTS AGREEMENT

EXHIBIT L

YAHOO! INVESTMENT AGREEMENT

EXHIBIT M

TAX OPINION REPRESENTATION LETTER